UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
TRICIDA, INC. (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

TRICIDA, INC.
NOTICE OF THE 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 15, 2022
TO OUR STOCKHOLDERS:
NOTICE IS HEREBY GIVEN that the 2022 annual meeting of stockholders of Tricida, Inc., a Delaware corporation, will be held on June 15, 2022, at 7:30 a.m. Pacific Daylight Time in a virtual meeting format only at www.virtualshareholdermeeting.com/TCDA2022.
During the annual meeting, stockholders will be asked to consider the following matters, as more fully described in the proxy statement accompanying this notice:
1.	the election of the two Class I directors named in the proxy statement;
2.	a non-binding advisory vote to approve the Company’s executive compensation;
3.	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
4.	the transaction of such other business as may properly come before the meeting, or any adjournment or postponement thereof.
Stockholders of record at the close of business on April 18, 2022 are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. All stockholders are cordially invited to attend the meeting.
YOUR VOTE IS IMPORTANT.
You may cast your vote over the Internet, by telephone, or by completing and mailing a proxy card. Returning the proxy does not deprive you of your right to attend the annual meeting and to vote your shares in person. Proxies forwarded by or for banks, brokers or other nominees should be returned as requested by them. We encourage you to vote promptly to ensure your vote is represented at the annual meeting, regardless of whether you plan to attend.
You can find detailed information regarding voting in the section entitled “General Information” on pages 1 through 5 of the accompanying proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON June 15, 2022
The notice of the annual meeting, proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, are available at www.proxyvote.com.
You will be asked to enter the 16-digit control number located on your proxy card or Notice of Internet
Availability of Proxy Materials to access the Company’s materials and vote through www.proxyvote.com.
BY ORDER OF THE BOARD OF DIRECTORS

Sincerely,

Robert L. McKague Executive Vice President, General Counsel and Secretary of the Company
South San Francisco, California — April 25, 2022

GENERAL INFORMATION	1
PROPOSAL ONE: ELECTION OF TWO CLASS I DIRECTORS	6
General	6
Information Regarding Nominees and Continuing Directors	6
Recommendation of Our Board of Directors	8
CORPORATE GOVERNANCE	9
Director Independence	9
Leadership Structure of the Board of Directors	9
Board of Directors’ Role in Risk Oversight	9
Evaluations of the Board of Directors	10
Meetings of the Board of Directors	10
Committees of the Board of Directors	10
Compensation Committee Interlocks and Insider Participation	12
Nasdaq Board Diversity Matrix	12
Corporate Governance Guidelines	12
Code of Business Conduct and Ethics	12
Stock Ownership by Directors	12
Prohibition on Hedging and Pledging of Company Securities	13
Stockholder Communications	13
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	14
EXECUTIVE COMPENSATION	15
Compensation Committee Report	15
Compensation Discussion and Analysis	16
2021 Summary Compensation Table	23
2021 Grants of Plan-Based Awards Table	24
Outstanding Equity Awards at 2021 Fiscal Year-End	25
2021 Stock Option Exercises Table	26
2021 Potential Payments Upon a Termination or Change in Control	27
CEO Pay Ratio	28
DIRECTOR COMPENSATION	29
EQUITY COMPENSATION PLAN INFORMATION	30
PROPOSAL TWO: NON-BINDING ADVISORY VOTE APPROVING THE COMPANY’S EXECUTIVE COMPENSATION	31
Recommendation of Our Board of Directors	32
PROPOSAL THREE: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022	33
Principal Accountant Fees and Services	33
Determination of Independence	33
Pre-Approval Policy	33
Recommendation of Our Board of Directors and Audit Committee	34
Audit Committee Report	34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	35
ADDITIONAL INFORMATION	39
Stockholder Proposals and Nominations	39
Other Matters	39
i

TRICIDA, INC.

7000 Shoreline Court
Suite 201
South San Francisco, CA 94080

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON June 15, 2022

PROXY STATEMENT

GENERAL INFORMATION
This proxy statement is furnished to stockholders of Tricida, Inc. (“we,” “us,” “our” or the “Company”), a Delaware corporation, in connection with the solicitation of proxies by our board of directors for use at our 2022 annual meeting of stockholders to be held on June 15, 2022, and at any adjournment or postponement thereof. The annual meeting will be held at 7:30 a.m. Pacific Daylight Time in a virtual meeting format only at www.virtualshareholdermeeting.com/TCDA2022.
As permitted by the rules of the Securities and Exchange Commission, or SEC, we are making this proxy statement and its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 available to our stockholders electronically via the Internet at www.proxyvote.com. You will be asked to enter the 16-digit control number located on your proxy card or Notice of Internet Availability of Proxy Materials (“Internet Notice”). On or about April 26, 2022, we mailed to our stockholders the Internet Notice, containing instructions on how to access this proxy statement and vote online or by telephone. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them pursuant to the instructions provided in the Internet Notice. The Internet Notice instructs you on how to access and review all of the important information contained in this proxy statement.
Please note that references to our website herein do not constitute incorporation by reference of the information contained at or available through our website.
Why am I receiving these materials?
We are distributing our proxy materials because our board of directors is soliciting your proxy to vote at the annual meeting. This proxy statement summarizes the information you need to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares.
Pursuant to SEC rules, we are providing access to our proxy materials via the Internet. Accordingly, we are sending an Internet Notice to all of our stockholders as of the record date. All stockholders may access our proxy materials on the website referred to in the Internet Notice. You may also request to receive a printed set of the proxy materials. You can find instructions regarding how to access our proxy materials via the Internet and how to request a printed copy in the Internet Notice. Additionally, by following the instructions in the Internet Notice, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe that these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the annual meeting.

What proposals will be voted on at the annual meeting and how does the board of directors recommend that stockholders vote on the proposals?
The proposals to be voted on at the annual meeting and the board of directors recommendation on each proposal is set forth below:
•	“FOR” Proposal One – the Election of the Class I Directors Named in this Proxy Statement;
•	“FOR” Proposal Two – Non-Binding Advisory Vote Approving the Company’s Executive Compensation; and
•	“FOR” Proposal Three – Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the Fiscal Year ending December 31, 2022.
We will also consider other business, if any, that properly comes before the annual meeting.
Who is entitled to vote?
The record date for the annual meeting is the close of business on April 18, 2022. As of the record date, 55,412,390 shares of our common stock, par value $0.001 per share, were outstanding. Only holders of record of our common stock as of the record date will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of our common stock held by such stockholder on the record date.
What do I need for admission to the annual meeting?
Admittance is limited to stockholders of the Company. You will be able to attend the annual meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/TCDA2022. Such questions must be confined to matters properly before the annual meeting or of general company concern and must otherwise comply with the rules of conduct for the annual meeting to be made available on the meeting website. You will also be able to vote your shares electronically at the annual meeting. To participate, you will need your 16-digit control number included in your proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials. We encourage you to access the meeting prior to the start time. Online access will open at 7:15 a.m. Pacific Daylight Time, and you should allow ample time to log in to the meeting webcast and test your computer audio system. We recommend that you carefully review the procedures needed to gain admission in advance.
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be posted on the virtual stockholder meeting login page www.virtualshareholdermeeting.com/TCDA2022.
How can I vote my shares without attending the annual meeting?
If you are a holder of record of shares of our common stock, you may direct your vote without attending the annual meeting by following the instructions on the Internet Notice or proxy card to vote by Internet or by telephone, or by signing, dating and mailing a proxy card.
If you hold your shares in street name via a broker, bank or other nominee, you may direct your vote without attending the annual meeting by signing, dating and mailing your voting instruction card. Internet or telephonic voting may also be available. Please see your voting instruction card provided by your broker, bank or other nominee for further details.

Can I change my vote or revoke my proxy?
You may change your vote or revoke your proxy at any time before it is voted at the annual meeting. If you are a stockholder of record, you may change your vote or revoke your proxy by:
•	delivering to us (Attention: Corporate Secretary) at the address on the first page of this proxy statement a written notice of revocation of your proxy;
•	delivering to us an authorized proxy bearing a later date (including a proxy over the Internet or by telephone); or
•	attending the annual meeting and voting your shares electronically.
Attendance at the annual meeting will not, by itself, revoke a proxy.
If your shares are held in the name of a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee. Please note that if your shares are held of record by a bank, broker or other nominee, and you decide to attend and vote at the annual meeting, your vote at the annual meeting will not be effective unless you present a legal proxy, issued in your name from the record holder (your bank, broker or other nominee).
What is a broker non-vote?
Brokers, banks or other nominees holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain “routine” matters even if they do not receive timely voting instructions from the beneficial owner. With respect to “non-routine” matters, the broker, bank or other nominee is not permitted to vote shares for a beneficial owner without timely received voting instructions. The only routine matter to be presented at the annual meeting is the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal Three). The remaining proposals to be considered (Proposals One and Two) are considered non-routine matters.
A broker non-vote occurs when a broker, bank or other nominee does not vote on a non-routine matter because the beneficial owner of such shares has not provided voting instructions with regard to such matter. If a broker, bank or other nominee exercise their discretionary voting authority on Proposal Three, such shares will be considered present at the annual meeting for quorum purposes and broker non-votes will occur as to Proposal One and Proposal Two, or any other non-routine matters that are properly presented at the annual meeting. Broker non-votes will have no impact on the voting results.
What constitutes a quorum?
The presence at the annual meeting, either in person or by proxy, of holders of a majority of the aggregate number of shares of our issued and outstanding common stock entitled to vote thereat as of the record date shall constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present at the annual meeting.
What vote is required to approve each matter to be considered at the annual meeting?
Election of Directors (Proposal One). Our bylaws provide for a plurality voting standard for the election of directors. The two directors receiving the highest number of “FOR” votes will be elected as Class I directors. An abstention or a broker non-vote on Proposal One will not have any effect on the election of directors.
Non-Binding Advisory Vote Approving the Company’s Executive Compensation (Proposal Two). The vote for Proposal Two will be decided by the affirmative vote of the majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the annual meeting. An abstention on Proposal Two will have the same effect as a vote “AGAINST” Proposal Two. A broker non-vote on Proposal Two will not have any effect on the voting results for Proposal Two. This is an advisory vote and is not binding on our board of directors. However, our compensation committee and our board of directors expect to take into account the outcome of the vote when considering future decisions regarding executive compensation.
Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2022 (Proposal Three). The affirmative vote of the majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the annual meeting is required for the approval of Proposal Three. An abstention on Proposal Three will have the same effect as a vote “AGAINST” Proposal Three. Brokers will have discretionary authority to vote on this proposal. Accordingly, there will not be any broker non-votes on Proposal Three.
What is the deadline for submitting a proxy?
To ensure that proxies are received in time to be counted prior to the annual meeting, proxies submitted by Internet or by telephone should be received by 11:59 p.m. Eastern Daylight Time on the day before the annual meeting, and proxies submitted by mail should be received by the close of business on the day prior to the date of the annual meeting.
What does it mean if I receive more than one Internet Notice or proxy card?
If you hold your shares in more than one account, you will receive an Internet Notice or proxy card for each account. To ensure that all of your shares are voted, please complete, sign, date and return a proxy card for each account or use the Internet Notice or proxy card for each account to vote by Internet or by telephone. To ensure that all of your shares are represented at the annual meeting, we recommend that you vote every Internet Notice or proxy card that you receive.
How will my shares be voted if I return a blank proxy card or a blank voting instruction card?
If you are a holder of record of shares of our common stock and you sign and return a proxy card or otherwise submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations.
If you hold your shares in street name via a broker, bank or other nominee and do not provide the broker, bank or other nominee with voting instructions (including by signing and returning a blank voting instruction card), your shares:
•	will be counted as present for purposes of establishing a quorum;
•
will be voted in accordance with the broker’s, bank’s or other nominee’s discretion on “routine” matters, which includes only the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal Three); and

•
will not be counted in connection with the election of two Class I directors (Proposal One); the non-binding advisory vote to approve the Company’s executive compensation (Proposal Two); or any other non-routine matters that are properly presented at the annual meeting. For each of these proposals, your shares will be treated as “broker non-votes.” A broker non-vote will have no impact on the voting results of Proposal One or Two.

Our board of directors knows of no matter to be presented at the annual meeting other than the proposals described in this proxy statement. If any other matters properly come before the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.
Who is making this solicitation and who will pay the expenses?
This proxy solicitation is being made on behalf of our board of directors. All expenses of the solicitation, including the cost of preparing and mailing the Internet Notice or this proxy statement, will be borne by the Company.
Will a stockholder list be available for inspection?
A list of stockholders entitled to vote at the annual meeting will be available on the annual meeting website and, for 10 days prior to the annual meeting, the stockholder list will be available upon request via ir@tricida.com for examination by any stockholder for any purpose relating to the annual meeting.
What is “householding” and how does it affect me?
We have adopted a procedure approved by the SEC, called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to eliminate duplicate mailings, conserve natural resources, and reduce our printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards.
If you share an address with another stockholder and receive only one set of proxy materials but would like to request a separate copy of these materials, please contact our mailing agent, Broadridge at www.proxyvote.com, by telephone at 1-800-579-1639 or by email at: sendmaterial@proxyvote.com. Similarly, you may also contact Broadridge if you receive multiple copies of the proxy materials and would prefer to receive a single copy in the future. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
PROPOSAL ONE:

ELECTION OF TWO CLASS I DIRECTORS
General
Our board of directors currently consists of seven (7) directors, which are divided into three classes with staggered, three-year terms. Our bylaws provide that our board of directors will consist of not less than seven (7) and not more than twelve (12) directors. At the annual meeting, our stockholders will elect two Class I directors, whose terms will expire at the annual meeting of stockholders to be held in 2025. Each of our current directors continues to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.
Our board of directors nominated each of Dr. Sandra Coufal and Dr. David Hirsch for election to our board of directors as Class I directors at the annual meeting. Both nominees currently serve on our board of directors and have consented to be named in this proxy statement. Each nominee has agreed to serve as a director, if elected, until the 2025 annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier resignation or removal.
Information Regarding Nominees and Continuing Directors
The following table sets forth information with respect to our directors, including the two nominees for election at the annual meeting:
Name	Age	Director Since	Board Committees
Class I Directors – Nominees for Election at the Annual Meeting
Dr. Sandra Coufal, M.D.	58	July 2013	Compensation
Dr. David Hirsch, M.D., Ph.D.	51	July 2016	Audit, Compensation

Class II Directors – Term Expiring at the 2023 Annual Meeting
Dr. Robert Alpern, M.D.	71	October 2013	Nominating and Corporate Governance
Dr. David Bonita, M.D.	46	January 2014	Audit, Compensation (Chair), Nominating and Corporate Governance
Class III Directors – Term Expiring at the 2024 Annual Meeting
Ms. Kathryn Falberg	61	May 2018	Audit (Chair)
Dr. Gerrit Klaerner, Ph.D.	51	July 2013	—
Dr. Klaus Veitinger, M.D., Ph.D., M.B.A.	60	February 2014	Nominating and Corporate Governance (Chair)
Additional biographical descriptions of the nominees and continuing directors are set forth in the text below. These descriptions include the experience, qualifications, qualities and skills that led to the conclusion that each director should serve as a member of our board of directors at this time.
Board Nominees — Class I Directors
Dr. Sandra I. Coufal, M.D., has served as a member of our board of directors since July 2013 and as a member of our Scientific Advisory Board since August 2013. Dr. Coufal is CEO of Toragen, Inc., a pharmaceutical company that has developed small molecule drugs for the treatment of viral-induced cancers, since January 2022. Dr. Coufal is a co-founder and served as a co-manager of Sibling Capital Ventures LLC, an affiliate of one of our principal stockholders from 2013 until February 2022. Dr. Coufal was a co-founder and a co-manager of Sibling Capital, LLC from 2012 to 2016. From 2001 until February 2022, Dr. Coufal served as the Biomedical Advisor for the Genomics Institute of the Novartis Research Foundation. Dr. Coufal served as the Head of the Division of Internal Medicine at the Torrey Pines site of Scripps Clinic from 1997 until 1999 and was a member of the board of directors of Scripps Green Hospital from 1997 until 1999. Dr. Coufal founded and served on Relypsa, Inc.’s Scientific Advisory Board from 2007 until 2013 and was a co-founder of Ilypsa’s Scientific Advisory Board. Dr. Coufal has served on the boards of directors of BioAesthetics Corporation and SafetySpot Inc. since February 2016 and March 2017, respectively. On a volunteer basis, Dr. Coufal has served on the Advisory Board of the New Orleans BioFund since 2017. She has also served in a volunteer capacity on the Advisory Board of The Vision of Children Foundation since 2017. Dr. Coufal has been a Member of the Advisory Board of the Rancho Santa Fe Women’s Fund since 2015, serving as its Advisory Chair from 2016-2018. Dr. Coufal is a member of the Board of Trustees for La Jolla Country Day School since July 2020. Dr. Coufal served as Associate Faculty in the Division of Internal Medicine for the University of California, San Diego, unsalaried. She completed an internship and residency in Internal Medicine at the University of Texas Southwestern Medical School at Dallas. Dr. Coufal received her M.D. from the University of Texas Southwestern Medical School at Dallas and received her B.S. in Science Preprofessional Studies from the University of Notre Dame and was designated a Notre Dame Scholar.
We believe that Dr. Coufal is qualified to serve on our board of directors due to her experience as an investor in the life sciences industry and her extensive experience as a practicing physician.
Dr. David Hirsch, M.D., Ph.D., has served as a member of our board of directors since July 2016. Dr. Hirsch co-founded Longitude Capital, a healthcare venture capital firm, where he has served as a Managing Director since 2007. Dr. Hirsch currently serves on the board of directors of Poseida Therapeutics, Inc. (PSTX), Molecular Templates, Inc. (MTEM) and Rapid Micro Biosystems, Inc. (RPID). In addition, Dr. Hirsch serves on the board of directors of Alpha-9 Theranostics Inc., a private company for which he is also serving as the interim CEO. Dr. Hirsch previously served on the boards of directors of multiple other companies, including Collegium Pharmaceutical, Inc. (COLL). Dr. Hirsch holds a Ph.D. in Biology from the Massachusetts Institute of Technology, an M.D. from Harvard Medical School and a B.A. in Biology from Johns Hopkins University.
We believe that Dr. Hirsch is qualified to serve on our board of directors due to his perspective and experience as an investor and board member in the life sciences industry, as well as his strong medical and scientific background.
Continuing Directors – Class II Directors
Dr. Robert J. Alpern, M.D., has served as a member of our board of directors since October 2013 and as chairman of our Scientific Advisory Board from October 2013 through May 2018. Dr. Alpern has served as Ensign Professor of Medicine (Nephrology) and Cellular and Molecular Physiology and as Professor of Internal Medicine and Cellular and Molecular Physiology since February 2020. Dr. Alpern previously served as the Ensign Professor of Medicine (Nephrology) and Professor of Internal Medicine at Yale University and as Dean of Yale School of Medicine from June 2004 until January 2020. He served as a Member of the Scientific Advisory Board at Relypsa, Inc. from 2007 until 2014 and Ilypsa, Inc. from 2004 until 2007. From July 1998 until May 2004, Dr. Alpern was the Dean of The University of Texas Southwestern Medical School. Dr. Alpern has served as a director of AbbVie Inc. since January 2013, Abbott Laboratories since October 2008 and served on the board of trustees of Yale-New Haven Hospital from October 2005 until January 2020. Dr. Alpern was on the leadership committee of the American Society of Nephrology and served as its president. Dr. Alpern has held or been awarded field-specific journal editorial board and fellowship positions, leadership positions in advisory councils and associations, and teaching awards. Dr. Alpern received his M.D. from the University of Chicago Pritzker School of Medicine and his B.A. in Chemistry from Northwestern University.
We believe that Dr. Alpern is qualified to serve on our board of directors due to his extensive background in medicine and his experience as a board member in the life sciences industry.
Dr. David Bonita, M.D., has served as a member of our board of directors since January 2014. Dr. Bonita is a member of OrbiMed Advisors LLC, an investment firm. Dr. Bonita currently serves on the boards of directors of Acutus Medical Inc., Ikena Oncology, Inc., IMARA Inc., Prelude Therapeutics, Inc., and Repare Therapeutics Inc., as well as several private companies. Dr. Bonita also previously served on the boards of directors of Clementia Pharmaceuticals Inc., Loxo Oncology, Inc., SI-BONE, Inc., and ViewRay Inc. Prior to OrbiMed, Dr. Bonita worked as a corporate finance analyst in the healthcare investment banking groups of Morgan Stanley and UBS. He has published scientific articles in peer-reviewed journals based on signal transduction research performed at Harvard Medical School. He received his B.A. in biology from Harvard University and his joint M.D./M.B.A. from Columbia University

We believe that Dr. Bonita is qualified to serve on our board of directors based on his roles on several public and private boards of directors as well as his extensive experience in investing in healthcare companies.
Continuing Directors – Class III Directors
Ms. Kathryn Falberg has served as a member of our board of directors since May 2018. From March 2012 to March 2014, Ms. Falberg served as the Executive Vice President and Chief Financial Officer of Jazz Pharmaceuticals plc. From December 2009 to March 2012, Ms. Falberg held the position of Senior Vice President and Chief Financial Officer of Jazz Pharmaceuticals plc. From 2001 through 2009, Ms. Falberg worked with a number of smaller companies while serving as a corporate director and audit committee chair for several companies. From 1995 to 2001, Ms. Falberg served various roles at Amgen Inc., including as Senior Vice President, Finance and Strategy, and Chief Financial Officer, and as Vice President, Chief Accounting Officer, and as Vice President, Treasurer. Ms. Falberg currently serves on the boards of public companies, including Arcus Biosciences, Inc., Nuvation Bio, Urogen Pharma Ltd., and The Trade Desk, Inc. Ms. Falberg previously served on the boards of directors of Aimmune Therapeutics, Axovant Sciences, Ltd., BioMarin Pharmaceutical Inc., Medivation Inc., Halozyme Therapeutics, Inc., aTyr Pharma, Inc., and multiple other companies. Ms. Falberg is an inactive certified public accountant. Ms. Falberg holds an M.B.A. in Finance and B.A. in Economics from the University of California, Los Angeles.
We believe Ms. Falberg is qualified to serve on our board of directors due to her extensive background in the life sciences industry and her leadership experience as a senior financial executive, director and audit committee member of various other companies in the life sciences industry.
Dr. Gerrit Klaerner, Ph.D., our founder, has served as a member of our board of directors since July 2013 and as our Chief Executive Officer and President since August 2013. Dr. Klaerner was a founder of Relypsa, Inc. and served as its President and as a member of its board of directors from October 2007 until June 2013. Dr. Klaerner co-founded Ilypsa, Inc. in 2003 and served as its Chief Business Officer and Senior Vice President from December 2006 until July 2007 and its Director of Technology Assessment and Business Development from January 2003 until December 2006. Dr. Klaerner served in Symyx Technologies, Inc. from October 1998 until January 2003 as Staff Scientist, Senior Staff Scientist and Director of Business Development. Dr. Klaerner received his Ph.D. in polymer and organic chemistry from the Max Planck Institute for Polymer Research in Mainz, Germany, his M.S. in Chemistry from the Philipps University of Marburg and completed post-doctoral research at Stanford University and the IBM Almaden Research Center.
We believe that Dr. Klaerner is qualified to serve as our President and Chief Executive Officer and on our board of directors due to his extensive experience in leadership and management roles at various life sciences companies.
Dr. Klaus R. Veitinger, M.D., Ph.D., M.B.A., has served as a member of our board of directors since February 2014 and as our Chairman of the Board since September 2015. Dr. Veitinger has served as a Venture Partner with OrbiMed Advisors LLC, an affiliate of one of our principal stockholders, since October 2007. Prior to OrbiMed Advisors, Dr. Veitinger was a Member of the Executive Board of Schwarz Pharma AG and the Chief Executive Officer of Schwarz Pharma, Inc. with responsibility for the U.S. and Asia businesses. Dr. Veitinger has served on the boards of public companies, including Intercept Pharmaceuticals, Inc. from August 2012 until July 2016 and Relypsa, Inc. from October 2010 until June 2015, and currently serves on the board of scPharmaceuticals, Inc. since November 2017. Dr. Veitinger currently serves on the boards of directors of the following private companies: Sparrow Pharmaceuticals, Inc., Neurogastrx, Inc. and Promentis Pharmaceuticals, Inc. For seven years he was a Director of PhRMA. Dr. Veitinger received his M.D. and his Ph.D. from the University of Heidelberg. He earned his M.B.A. at INSEAD in France.
We believe that Dr. Veitinger is qualified to serve on our board of directors due to his management and investment experience in the life sciences sector and medical and scientific background.
Recommendation of Our Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE TWO CLASS I BOARD NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE
Director Independence
Nasdaq rules require that independent directors comprise a majority of a listed company’s board of directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and corporate governance and nominating committees be independent. Our board of directors has determined that Dr. Klaus Veitinger, Dr. Robert Alpern, Dr. David Bonita, Dr. Sandra Coufal, Ms. Kathryn Falberg and Dr. David Hirsch qualify as “independent” directors in accordance with the Nasdaq listing requirements. Dr. Gerrit Klaerner is not independent due to his role as Chief Executive Officer and President of the Company. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our board of directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.
Leadership Structure of the Board of Directors
Our amended and restated bylaws and corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of our Company. Dr. Klaus Veitinger currently serves as our Chairman of the Board.
As a general policy, our board of directors believes that separation of the positions of Chairman of the Board and Chief Executive Officer reinforces the independence of our board of directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of our board of directors as a whole. As such, Dr. Gerrit Klaerner serves as our Chief Executive Officer and President while Dr. Klaus Veitinger serves as our Chairman of the Board but is not an officer of our Company. Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors continues to periodically review our leadership structure and may make such changes in the future as it deems appropriate.
Board of Directors’ Role in Risk Oversight
Our board of directors takes an enterprise-wide approach to risk management that seeks to complement our organizational objectives, strategic objectives, long-term organizational performance and the overall enhancement of stockholder value. Our board of directors assesses and considers the risks we face on an ongoing basis, including risks that are associated with our financial position, our competitive position and the impact of our operations on our cost structure. In addition, our board of directors reviews and assesses information regarding cybersecurity risks with management, including cybersecurity updates on cyber-attacks; Company-wide cyber awareness training targeting 12 training modules annually and internal phish testing; and an annual cybersecurity audit including internal and external penetration testing performed by a third party in the fourth quarter of each year, the results of which are reported to the audit committee. Our board of directors’ approach to risk management includes understanding the risks we face, analyzing them with the latest information available and determining the steps that should be taken to manage those risks, with a view toward the appropriate level of risk for a company of our size and financial condition.
Certain committees of our board of directors actively manage risk within their given purview and authority. Our audit committee has the responsibility for overseeing our major financial, legal, and regulatory risk exposures, which span a variety of areas including litigation, regulatory compliance, reputational and policy matters, financial reporting and cybersecurity. Our audit committee also oversees the steps our management has taken to monitor and control these exposures, including policies and procedures for assessing and managing risk and related compliance efforts. Our compensation committee evaluates risks arising from compensation policies and practices. Our nominating and corporate governance committee evaluates risks arising from our corporate governance practices. Each of our committees provides reports to the full board of directors regarding these and other matters.
Evaluations of the Board of Directors
The board of directors evaluates its performance and the performance of its committees and individual directors on an annual basis through an evaluation process administered by the nominating and corporate governance committee. The board of directors discusses each evaluation to determine what, if any, actions should be taken to improve the effectiveness of the board of directors or any committee thereof or of the directors.
Meetings of the Board of Directors
Our board of directors held 13 meetings during the year ended December 31, 2021. During 2021, each person currently serving as a director attended at least 75% of the aggregate of the total number of meetings of the board of directors and each committee of which he or she was a member. Each director is also encouraged and expected to attend the Company’s annual meeting. All of our directors attended the 2021 annual meeting of stockholders.
Committees of the Board of Directors
Our board of directors has established three standing committees: audit committee, compensation committee and nominating and corporate governance committee. Each committee operates pursuant to a written charter that has been approved by our board of directors. A copy of the current charter for each of the audit committee, compensation committee and nominating and corporate governance committee is available on our website at www.tricida.com by selecting the “Investors” link and then the “Governance” link. The audit committee met 6 times in 2021, the compensation committee met 10 times in 2021 and the nominating and corporate governance committee met twice in 2021.
Committee Composition

Audit Committee
Our board of directors has an audit committee and has adopted an audit committee charter, which defines the audit committee’s principal functions, including oversight related to:
•	our accounting and financial reporting process;
•	appointing our independent registered public accounting firm;
•	evaluating the independent registered public accounting firm's qualifications, independence and performance;

•	the compensation, retention, oversight of the work of, and termination of the independent public accounting firm;
•	discussing with management and the independent registered public accounting firm the results of the annual audit and the preview of our quarterly financial statements;
•	pre-approving all audit and permitted non-audit and tax services to be provided.
•	monitoring the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;
•
reviewing our financial statements and our management's discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	overseeing our risk assessment and risk management process with respect to financial reporting, trading in our securities, fraud, healthcare compliance, privacy and cybersecurity; and
•	reviewing our critical accounting policies and estimates.
All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our board of directors has determined that Ms. Falberg is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Under the rules of the SEC and Nasdaq, members of the audit committee must also meet heightened independence standards. Our board of directors has determined that each of Dr. Bonita, Dr. Hirsch and Ms. Falberg are independent under these heightened audit committee independence standards. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.
Compensation Committee
Our board of directors has a compensation committee and has adopted a compensation committee charter, which defines the compensation committee’s principal functions, including recommending policies relating to compensation and benefits of our directors, officers and employees. Among other matters, the compensation committee reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer, evaluates the performance of our Chief Executive Officer in light of those goals and objectives and approves the compensation of the Chief Executive Officer based on such evaluations. The compensation committee also approves the issuance of stock options and other awards under our stock plans. Each of the members of our compensation committee has been determined to be independent under the applicable rules and regulations of Nasdaq, after considering the additional factors relevant to the independence of compensation committee members under the applicable standards of the SEC and Nasdaq, and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. The compensation committee may form and delegate authority to subcommittees consisting of one or more members when it deems appropriate.
Nominating and Corporate Governance Committee
Our board of directors has a nominating and corporate governance committee and has adopted a nominating and corporate governance committee charter. The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors and any of its committees. Among other matters, the nominating and corporate governance committee is responsible for developing and monitoring compliance with our corporate governance guidelines and reporting and making recommendations to our board of directors concerning governance matters. The nominating and corporate governance committee oversees the annual board evaluation process. Each of the members of our nominating and corporate governance committee is an independent director under the applicable rules and regulations of Nasdaq relating to nominating and corporate governance committee independence. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.
In the process of identifying, screening and recommending director candidates to the full board of directors, the nominating and corporate governance committee takes into consideration the needs of the board of directors and the qualifications of the candidates, such as general understanding of various business disciplines

(e.g., marketing, finance, etc.), the Company’s business environment, educational and professional background, analytical ability, independence, diversity of experience and viewpoints, and willingness to devote adequate time to board of directors duties. The board of directors evaluates each individual in the context of the board of directors as a whole with the objective of retaining a group that is best equipped to help ensure that the long-term interests of the stockholders are served. While the Company does not have a formal policy on diversity for members of the board of directors, the nominating and corporate governance committee values the need for diversity of director skills and viewpoints when considering new candidates. The nominating and corporate governance committee will consider director candidates recommended by stockholders on the same basis that it evaluates other nominees for director.
Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2021, none of the members of our compensation committee has, at any time, been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers on our board of directors or compensation committee.
Nasdaq Board Diversity Matrix
The table below provides certain highlights of the composition of our Board members and nominees as of April 25, 2022, with categories as set forth by Nasdaq Listing Rule 5605(f).
Board Diversity Matrix (As of April 25, 2022)
Total Number of Directors: 7
	Female	Male	Did Not Disclose Gender
Gender Identity
Directors	2	4	1
Demographic Background
Hispanic or Latinx	1	—	—
White	—	4	—
LGBTQ+	1
Did Not Disclose Demographic Background	1
Corporate Governance Guidelines
The board of directors has adopted our Corporate Governance Guidelines which provide the framework for our corporate governance along with our amended and restated certificate of incorporation, amended and restated bylaws, committee charters and other key governance practices and policies. Our Corporate Governance Guidelines cover a wide range of subjects, including the conduct of board meetings, independence and selection of directors, board membership criteria, and board committee composition. The Corporate Governance Guidelines are available on our website at www.tricida.com by selecting the “Investors” link and then the “Governance” link.
Code of Business Conduct and Ethics
The board of directors has adopted our Code of Business Conduct and Ethics which applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on our website at www.tricida.com by selecting the “Investors” link and then the “Governance” link. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.
Stock Ownership by Directors
The board of directors believes that an ownership stake in the Company strengthens the alignment of interests between directors and stockholders. Accordingly, each director is required to own common stock (or equivalents) having a value of at least three times the annual retainer fee, within three years of becoming a director. In the event the annual retainer fee is increased, directors will have one year to meet the new ownership guidelines. The board of directors will evaluate whether exceptions should be made for any director on whom these guidelines would impose a financial hardship. All of the directors currently comply with these guidelines.
Prohibition on Hedging and Pledging of Company Securities
The Company has a policy that prohibits officers, directors and employees from engaging in hedging transactions, such as the purchase or sale of puts or calls, or the use of any other derivative instruments. Officers, directors and employees of the Company are also prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
Stockholder Communications
Any stockholder or other interested party who wishes to communicate with our board of directors or any individual director may send written communications to our board of directors or such director c/o Corporate Secretary, Tricida, Inc., 7000 Shoreline Court, Suite 201, South San Francisco, CA 94080. The communication must include the stockholder’s name, address and an indication that the person is our stockholder. The Corporate Secretary will review any communications received from stockholders and will forward such communications to the appropriate director or directors, or committee of our board of directors, based on the subject matter.
Delinquent Section 16(a) Reports
Pursuant to Section 16 of the Securities Exchange Act of 1934, executive officers, directors, and holders of more than 10% of the Company’s common stock are required to file reports of their trading in Company equity securities with the SEC. Based solely on a review of the copies of such reports received by the Company, or written representations from certain reporting persons, the Company believes that all filings required to be made by its reporting persons complied with all applicable Section 16 filing requirements during the last fiscal year.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Our audit committee is responsible for reviewing and approving, prior to our entry into any such transaction, all related person transactions. In addition, our Code of Business Conduct and Ethics requires that our officers and employees avoid taking for themselves personally opportunities that are discovered through the use of our property, information or position or use of our property, information or position for personal gain. We have not adopted a separate written policy concerning the review, approval or ratification of related person transactions.
A related person transaction includes transactions in which:
•	we have been or are to be a participant;
•	the amounts involved exceeded or will exceed $120,000; and
•
any of our directors, executive officers or holders of more than five percent (5%) of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

A related person transaction does not include the compensation arrangements with our directors and executive officers that are described elsewhere in this proxy statement. Other than as described below, there have not been any related person transactions since January 1, 2021.
November 2021 Registered Direct Financing
On November 15, 2021, we issued an aggregate of 4,666,667 shares of our common stock at $6.00 per share, pre-funded warrants to purchase up to 2,333,333 shares of common stock at $6.00 per share and common warrants to purchase up to 7,000,000 shares of common stock at $11.00 per share. The net proceeds from the offering were $41.5 million.
The table below sets forth the aggregate number of common shares issued to, and the aggregate purchase price paid by, our directors, executive officers or holders of more than five percent (5%) of our capital stock, or an affiliate or immediate family member thereof, at the time of the transaction:
Name	Shares	Purchase Price
OrbiMed Private Investments V, LP	666,667	$4,000,002
Geoffrey M. Parker	166,667	$1,000,002

EXECUTIVE COMPENSATION
Information About Our Executive Officers
Biographical information for Dr. Klaerner is included above with the director biographies under the section titled “Information Regarding Nominees and Continuing Directors.”
Mr. Geoffrey M. Parker has served as our Executive Vice President, Chief Operating Officer and Chief Financial Officer since February 2021. Mr. Parker previously served as our Executive Vice President and Chief Financial Officer since February 2020 and our Senior Vice President and Chief Financial Officer since April 2017. Mr. Parker previously served as Chief Financial Officer of Anacor Pharmaceuticals, Inc. from September 2010 to May 2015. From 1997 to 2009, Mr. Parker led the West Coast Healthcare Investment Banking practice at Goldman Sachs. Mr. Parker has served as a member of the board of directors of Better Therapeutics, Inc., Perrigo Company plc and ChemoCentryx, Inc. since March 2021, November 2016 and December 2009, respectively. Mr. Parker was also a member of the board of directors of Sunesis Pharmaceuticals, Inc. from March 2016 until December 2017 and Genomic Health, Inc. from June 2016 to November 2019. Mr. Parker holds an AB degree in Economics and Engineering Sciences from Dartmouth College and an M.B.A. from Stanford University.
Dr. Dawn Parsell, Ph.D., has served as our Executive Vice President of Clinical Development since February 2020 and previously served as our Senior Vice President of Clinical Development since August 2018. Dr. Parsell has over 25 years of biotechnology and pharmaceutical industry experience, where she has been involved in the successful development and approval of nine FDA approved drugs. She served as an independent regulatory consultant to the industry from 2001 to 2018, providing strategic and tactical clinical and regulatory support to her clients, including assisting in the design and implementation of Tricida’s TRC101 development program since 2014. From 1994 to 2001, Dr. Parsell worked at Connetics Corporation in discovery, clinical development and regulatory affairs positions, most recently as Director of Regulatory Affairs. Dr. Parsell received a B.S. in Biochemistry and Genetics/Cell Biology with Distinction from the University of Minnesota, a Ph.D. in Biology from the Massachusetts Institute of Technology and completed a post-doctoral research fellowship at the Howard Hughes Medical Institute at The University of Chicago.
Mr. Robert McKague has served as our Executive Vice President and General Counsel since March 2020. Mr. McKague previously worked for over ten years at Jazz Pharmaceuticals where he most recently served as Senior Vice President, Associate General Counsel. At Jazz, he was a member of the Executive Committee and managed a team that supported the global operational functions of the business, including support for six product launches, and ensured compliance with applicable laws, regulations and industry codes of practice in numerous countries. Between 2009 and 2011, Mr. McKague held senior legal positions at Actelion Pharmaceuticals and Oracle America. Mr. McKague began his legal career at the Board of Governors of the Federal Reserve System and Morrison & Foerster, LLP. Mr. McKague received his Juris Doctor from the University of California Hastings College of Law and his Bachelor of Arts in International Relations and French from San Francisco State University.
Compensation Committee Report
The following report of the compensation committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.
Our compensation committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with our management. Based upon this review and discussion, the compensation committee recommended to the board of directors that the section entitled “Compensation Discussion and Analysis” be included in this proxy statement, which was incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Respectfully submitted by the compensation committee of the board of directors.
Dr. David Bonita, M.D., Chair
Dr. Sandra I. Coufal, M.D.
Dr. David Hirsch, M.D., Ph.D.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to expectations concerning matters that are not historical facts. Words such as “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” and similar words and expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements related to risks associated with our compensation programs. Readers are cautioned that these forward-looking statements are based on current expectation and are subject to risks, uncertainties, and assumptions that are difficult to predict. We undertake no obligation to revise or update any forward-looking statements for any reason.
This Compensation Discussion and Analysis provides an overview of our executive compensation program for 2021 and our executive compensation philosophies and objectives.
Our named executive officers consist of our Chief Executive Officer, our Chief Operating and Financial Officer, and our three other most highly compensated executive officers serving in such roles as of December 31, 2021 (collectively, the “Named Executive Officers”). For 2021, our Named Executive Officers were:
Name	Title
Gerrit Klaerner, Ph.D.	President and Chief Executive Officer
Geoffrey M. Parker	Executive Vice President, Chief Operating Officer and Chief Financial Officer
Dawn Parsell, Ph.D.	Executive Vice President, Clinical Development
Robert McKague	Executive Vice President, General Counsel & Chief Compliance Officer
Wilhelm Stahl, Ph.D.[1]	Executive Vice President, Chief Technology Officer
Executive Summary
Our current executive compensation program is intended to align executive compensation with our business objectives and to enable us to attract, retain and reward executive officers who contribute to our long-term success. We seek to accomplish this goal in a way that is aligned with the long-term interests of our stockholders. Our strategy has been to design the Company’s compensation programs to drive alignment of all employees, including our Named Executive Officers. We believe that this approach recognizes that, as a Company, we are all one team with one mission. We believe our executive compensation program effectively aligns the interests of our Named Executive Officers with our objective of creating sustainable long-term value for our stockholders.
2021 Highlights
During 2021, we made considerable progress in the execution of our strategic corporate goals. Highlights from 2021 include:
•
Continued successful execution of the VALOR-CKD renal outcomes trial to enable the potential resubmission of our veverimer NDA. During the year, we completed randomization of subjects in the trial and successfully initiated a patient retention program to maintain subject participation in the trial despite challenges related to the COVID-19 pandemic. As of March 28, 2022, the trial had randomized 1,480 subjects with an average treatment duration of approximately 24 months and has accrued 217 subjects with positively adjudicated primary endpoint events;

•
Devised a new strategy, based on feedback provided by the FDA, to stop the VALOR-CKD trial early for administrative reasons pursuant to the existing protocol while providing interpretable data and preserving trial integrity within the limits of our financial resources;

•
Renegotiated our commercial manufacturing agreement to preserve capital resources for execution of our VALOR-CKD trial and provide flexibility on the timing of delivery of veverimer product supply in anticipation of a potential commercial launch of veverimer;

[1]
As previously disclosed, on January 1, 2022, Dr. Stahl transitioned to a part-time employment arrangement and relinquished his day-to-day responsibilities overseeing the Company’s technical operations and supply chain functions. Following the transition, Dr. Stahl ceased to serve as an executive officer of the Company. Dr. Stahl’s cash compensation was reduced on a pro-rata basis, based on the number of hours that he will work, he continues to vest in his outstanding equity awards in accordance with their terms and he remains eligible for payment and benefits under our previously disclosed Executive Severance Plan.

•
Authored, co-authored or sponsored 17 peer-reviewed publications or presentations at scientific meetings to continue our efforts to educate the scientific community about veverimer, metabolic acidosis and the link between metabolic acidosis and CKD progression;

•
Secured additional capital to fund operations through topline data readout of the VALOR-CKD trial in 2022 by issuing an aggregate of 4,666,667 shares of our common stock at $6.00 per share, pre-funded warrants to purchase up to 2,333,333 shares of common stock at $6.00 per share and common warrants to purchase up to 7,000,000 shares of common stock at $11.00 per share. The net proceeds from the offering were $41.5 million; and

•	Continued successful execution on our global IP strategy, which includes 229 patents issued through March 21, 2022 in 52 different countries.
In 2021, we gained valuable clarity on the estimated timing of topline data from the VALOR-CKD trial. In August 2021, we submitted a VALOR-CKD trial protocol amendment that eliminated the first interim analysis for early stopping for efficacy after 150 primary endpoint events in order to preserve statistical and regulatory optionality for the trial. At this time, we also informed the FDA that there was a substantial likelihood that we would not have, or be able to obtain on reasonable terms in the necessary timeframe, adequate resources to continue the VALOR-CKD trial until we reach the current target of 511 subjects with positively adjudicated primary endpoint events. In the fourth quarter of 2021, we requested and were granted a Type A meeting with the FDA to discuss approaches to stopping the VALOR-CKD trial early based on a lack of financial resources. Consistent with feedback provided by the FDA in its preliminary comments for the Type A meeting, we decided that, among the alternatives considered, stopping the VALOR-CKD trial early for administrative reasons pursuant to the existing protocol is likely to provide the most complete and interpretable data within our financial runway, reduce the risk of missing data required for key efficacy analyses, and maintain the integrity of the trial. We believe gaining feedback from the FDA on stopping the VALOR-CKD trial early for administrative reasons, providing additional clarity on the estimated timing of topline data from the trial and securing additional capital created significant value for our stockholders. From December 31, 2020 to December 31, 2021, our common stock was up 35.6%, from $7.05/share to $9.56/share, compared to the XBI Index which was down 20.5%.
The compensation paid or awarded to our executive officers is generally based on the assessment of each individual’s performance compared against the business objectives established for the fiscal year as well as our historical compensation practices. In the case of new hire executive officers, their compensation is primarily determined based on the negotiations of the parties as well as our historical compensation practices. In setting compensation, our compensation committee of our board of directors (the “Committee”) also considers the competitive market, as discussed further below, and seeks to recognize and reward high performers through meaningful merit adjustments and bonus and equity incentive opportunities. As in prior years, for 2021, the material elements of our executive compensation program were base salary, a cash incentive opportunity and equity-based compensation in the form of stock options. In addition, in October 2021, the Committee approved certain amendments to the 2020 retention program for all Company employees, including its Named Executive Officers, in order to align the retention program with the business objectives during the critical time period for completion of the VALOR-CKD trial and resubmission and approval of the Company’s NDA for veverimer and commercial launch. All Company employees employed at the time the program was established, including each Named Executive Officer, participated in the retention program.
Our Executive Compensation Practices
The Committee reviews on an ongoing basis the Company’s executive compensation program to evaluate whether it supports the Company’s executive compensation objectives and is aligned with stockholder interests. Our executive compensation policies and practices include the following, each of which the Committee believes reinforces our executive compensation objectives:
•	A significant percentage of target annual compensation is delivered in the form of variable compensation tied to performance and/or stock price appreciation.
•	Our Committee performs a market comparison of executive compensation against a relevant peer group.
•	Our Committee retains an independent compensation consultant reporting directly to the Committee and providing no other services to the Company.

•	We do not provide tax gross-ups for compensation received in connection with a change in control of the Company.
•	We do not provide executive perquisites.
•	We do not provide excessive severance payments and benefits.
•	We do not allow repricing of underwater stock options under our current equity incentive plan without stockholder approval.[1]
2021 Say-On-Pay Vote
We value the opinions of our stockholders and engage with them on a variety of corporate governance matters to better understand their values, including with respect to the option exchange program that was approved by our stockholders in June 2021. The Company received approximately 80% support for its “say on pay” proposal at the Company’s 2021 annual meeting of stockholders on June 10, 2021. After considering these results, the Committee determined that the Company’s executive compensation philosophy, compensation objectives, and compensation elements continued to be appropriate and did not make any specific changes to the Company’s executive compensation program in response to the 2021 “say on pay” vote after consultation with its compensation consultant, Compensia, and due to the highly competitive biotechnology and pharmaceutical industries’ demand for talent.
Compensation of Named Executive Officers
Base Salary
Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our Named Executive Officers are evaluated against our peers in the industry and designed to reflect each Named Executive Officer’s scope of responsibility and accountability with us. The Company did not increase the base salaries of any of the Named Executive Officers in 2021.
The table below sets forth the 2020 and 2021 base salary level for each of our Named Executive Officers:
Named Executive Officer	2020 Annualized Base Salary	2021 Annualized Base Salary
Gerrit Klaerner, Ph.D.	$600,000	$600,000
Geoffrey M. Parker	$437,912	$437,912
Dawn Parsell, Ph.D.	$436,800	$436,800
Robert McKague	$400,000	$400,000
Wilhelm Stahl, Ph.D.	$417,768	$417,768
Cash Incentives
During 2021, we provided our leadership team with short-term incentive compensation through our cash bonus plan, the Tricida, Inc. Annual Incentive Plan, or the AIP. Cash incentives hold executive officers accountable, rewards the executive officers based on actual business results and help create a “pay for performance” culture. Our AIP provides cash incentive award opportunities for the achievement of performance goals established by the Committee at the beginning of the fiscal year. Payouts to participants generally vary based on performance as compared to the target performance goals established by the Committee. The Committee also retains discretion to reduce payouts for any factors it deems appropriate.
[1]
As previously disclosed, on June 10, 2021, our stockholders approved an option exchange program which permitted all employees, excluding the Company’s Named Executive Officers and directors, to exchange eligible stock options for replacement options with modified terms.

The table below sets forth the 2020 and 2021 target bonus opportunities for each of our Named Executive Officers under the AIP:
Named Executive Officer	2020 Target Bonus Opportunities	2021 Target Bonus Opportunities
Gerrit Klaerner, Ph.D.	60%	60%
Geoffrey M. Parker	45%	45%
Dawn Parsell, Ph.D.	45%	45%
Robert McKague	40%	40%
Wilhelm Stahl, Ph.D.	40%	40%
2021 AIP Pay-for-Performance Alignment
The Committee undertakes a rigorous review and analysis to establish Company-wide performance goals under the AIP, which typically relate to the Company’s core operational areas, such as (i) clinical activities, (ii) regulatory affairs, (iii) technical operations and (iv) financial and corporate activities. As described in the AIP, for each Named Executive Officer other than Dr. Klaerner, 50% of his or her payout under the AIP is to be based on a qualitative assessment of individual performance and 50% is to be based on achievement of Company-wide performance goals approved by the board of directors. Dr. Klaerner’s entire payout under the AIP is to be based on the level of achievement of the Company-wide performance goals. For 2021, the Committee established the following performance goals and weightings under the AIP with respect to the Company-wide performance goals. The performance goals were designed to be achievable, but required the coordinated, cross-functional focus and effort of the executive officers.
•	Clinical Activities (weighted 35%) - keep VALOR-CKD activities on track to enable interim analyses
•	Regulatory Developments (weighted 25%) – resubmit NDA for veverimer to gain approval before VALOR-CKD final data readout
•	Technical Operations (weighted 15%) – renegotiate commercial manufacturing agreement to delay commercial production and spending
•	Disease Awareness (weighted 15%) – increase understanding and awareness of metabolic acidosis and veverimer
•	Financial and Corporate Activities (weighted 10%) – maintain all public company and corporate governance best practices and secure additional funding to complete VALOR-CKD
In 2021, the Committee assessed performance against each of the Company-wide performance goals described above and determined that the Company made significant progress against the 2021 goals, with the exception of the goal related to NDA resubmission. Further, the Committee noted that the Company’s leadership team performed extremely well in a challenging business environment, helping to create significant value for our stockholders in 2021. In particular, the Committee considered the successful execution of the VALOR-CKD trial, including study subject retention and completion of randomization, clarity on the estimated timing of topline data from the VALOR-CKD trial pursuant to an administrative stop, the closing of the registered direct financing which secured capital through the VALOR-CKD data readout in 2022 and the successful renegotiation of our commercial manufacturing agreement to preserve capital resources. Considering all of these factors and the collective performance of the leadership team, the Committee determined that an individual payout under the AIP in an amount equivalent to an overall attainment level of 75% for each of the Named Executive Officers was warranted, which was based on an assessment of Company-wide and individual performance.
The table below sets forth the AIP bonus targets and payouts to each of our Named Executive Officers based upon 2021 performance:
Named Executive Officer	2021 AIP Target	2021 AIP Payout
Gerrit Klaerner, Ph.D.	$360,000	$270,000
Geoffrey M. Parker	$197,060	$147,795
Dawn Parsell, Ph.D.	$196,560	$147,420
Robert McKague	$160,000	$120,000
Wilhelm Stahl, Ph.D.	$167,107	—(1)
(1)	Dr. Stahl did not receive a 2021 AIP payout due to his transition to part-time employment status in January 2022.

Equity Incentive Program
To further align the interests of our executive officers, including our Named Executive Officers, with the interests of our stockholders and to further focus our executive officers on our long-term performance, we have historically granted equity compensation in the form of stock options. The 2021 equity awards were determined based on individual performance, input of the Committee’s independent compensation consultant, Compensia, and the Committee’s review of the public company market data described below, with the general goal of aligning equity compensation with the 75th percentile of the competitive market. In early 2021, the Committee granted Dr. Klaerner, Mr. Parker, Dr. Parsell, Mr. McKague and Dr. Stahl stock options to purchase 679,370, 360,000, 310,000, 262,500, and 130,000 shares of our common stock, respectively. Sixty percent of the 2021 stock option grants vest 25% on the first anniversary of the vesting commencement date and in subsequent 1/36th increments for each subsequent month of continuous employment, and the remaining 40% vest, if at all, upon FDA approval of veverimer within five years of the grant date. In June 2021, the Committee granted Dr. Parsell and Mr. McKague stock options to purchase 125,000 shares of our common stock, respectively, in order to retain these key executive officers. The June 2021 stock option grants vest 25% on the first anniversary of the vesting commencement date and in subsequent 1/36th increments for each subsequent month of continuous employment.
Retention Awards
In September 2020, the Committee granted performance-based retention awards to the Company’s employees, including each of the then-serving Named Executive Officers, which were intended to retain and incentivize the employees and further align their interests with the interests of our stockholders (the “2020 Retention Awards”). Specifically, these retention awards were granted to motivate employees and to minimize employee departures during the critical 2020 - 2021 time period for achieving approval of the Company’s NDA for veverimer and commercial launch.
In October 2021, after consultation with Compensia, the Committee approved certain amendments to the 2020 Retention Awards for the Company’s participants, including its Named Executive Officers, to better align the retention awards with the Company’s strategic objectives due to the regulatory delay for approval of the Company’s NDA for veverimer and commercial launch. The retention awards granted to the Company’s Named Executive Officers consisted of (i) stock options, (ii) restricted stock unit (“RSUs”) awards, and (iii) cash (“Cash Retention Awards”). For the stock option portion of the 2020 Retention Awards, the Committee amended the vesting terms to add the following vesting milestones: (i) vest 25% upon efficient and orderly wrap-up of VALOR-CKD, and (ii) vest up to 75% upon positive readout of VALOR-CKD, in addition to the preexisting milestones (i.e., vest 25% upon an NDA resubmission, 50% upon an NDA approval and 25% upon a commercial launch), in each case, with the vesting conditions to occur by December 31, 2022, and not to exceed 100% vesting of the total stock option award. For the cash award portion of the 2020 Retention Awards, the Committee amended and superseded the following cash milestones: NDA resubmission, NDA approval and commercial launch, with the following new milestones: (i) successful execution on VALOR-CKD, (ii) efficient and orderly wrap-up of VALOR-CKD, and (iii) positive readout of VALOR-CKD. No changes were made to the RSUs granted under the 2020 Retention Awards.
As previously disclosed, the first installments of the Cash Retention Awards were paid in November 2020 following the End-of-Review Type A meeting that occurred in October 2020. In October 2021, the Committee reviewed the Company’s performance against the successful execution on VALOR-CKD, including the progress made towards subject recruitment, retention and event rate and certified achievement of the subject milestone. The second installments of the Cash Retention Awards were accordingly paid in October 2021 in the amounts reflected in the table below.
Named Executive Officer	Cash Retention Award – Second Installment
Gerrit Klaerner, Ph.D.	$120,000
Geoffrey M. Parker	$54,739
Dawn Parsell, Ph.D.	$54,600
Robert McKague	$50,000
Wilhelm Stahl, Ph.D.	$52,221

Other Elements of Our 2021 Executive Compensation Program
Severance Arrangements
During 2021, the Named Executive Officers were each participants in the Tricida, Inc. Executive Severance Benefit Plan, as amended, or the Executive Severance Plan, which provides severance payments and benefits upon certain qualifying terminations of employment with the Company, including in connection with a change in control of the Company. The Committee believes that these severance payments and benefits help secure the continued employment and dedication of our Named Executive Officers and are important as a recruitment and retention device, as many of the companies with which we compete for executive talent have similar arrangements in place for their senior management. The terms of the Executive Severance Plan were determined based on a review of market practices and the input of the Committee’s independent compensation consultant, Compensia, and, consistent with market practices, do not include change in control-related tax gross-ups.
See the “2021 Potential Payments upon Termination or Change in Control” section for additional information regarding the employment arrangements with each of our Named Executive Officers, including an estimate of the payments and benefits that would have been received by each Named Executive Officer had his or her employment terminated on December 31, 2021.
Other Benefits
Our Named Executive Officers participate in our corporate-wide health and welfare benefit programs. Our Named Executive Officers are offered benefits that generally are commensurate with the benefits provided to all of our full-time employee, which includes participation in our qualified defined contribution plan. We do not provide perquisites that are often provided at other companies to executive officers.
How We Make Executive Compensation Decisions
Role of the Board, Compensation Committee and our Executive Officers
The Committee is responsible for determining the compensation of our Chief Executive Officer and each of our other executive officers. In setting the compensation of our Chief Executive Officer, the Committee takes into account the Chief Executive Officer’s performance against the goals and objectives set for the Company. In setting the compensation of our other executive officers, the Committee takes into account the Chief Executive Officer’s review of each executive officer’s performance and his recommendations with respect to their compensation. The Committee’s responsibilities regarding executive compensation are further described in the “Corporate Governance” section of this proxy statement.
Role of Independent Compensation Consultant
Compensia is engaged at the sole discretion of the Committee to provide executive compensation consulting services. With respect to 2021, Compensia provided services related to the review of 2021 compensation adjustments, including a review of peer group compensation data, awards under our equity incentive program, the setting of performance goals in our Annual Incentive Plan and the related bonus targets, an analysis of the relationship between the Company’s pay and performance relative to peers, trends and tax and regulatory developments with respect to executive compensation, our compensation peer group, our non-employee director compensation program, advised on the modifications to our 2020 Retention Awards program and assistance with this Compensation Discussion and Analysis. Compensia is retained by and reports to the Committee and, at the request of the Committee, participates in Committee meetings. Compensia did not provide any services to the Company with respect to 2021 other than those provided to the Committee. The Committee reviewed the independence of Compensia under Nasdaq and SEC rules and concluded that the work of Compensia has not raised any conflict of interest.
Comparison to Relevant Peer Group
To obtain a broad view of competitive practices among industry peers and competitors for executive talent, the Committee reviews market data for peer group companies. The market capitalization selection criteria was reduced to better align the peer group with the Company’s decreased market capitalization in 2021. The Committee believes that our executive compensation peer group should reflect the markets in which the Company competes for business, executive talent and capital and selects companies based on the following peer selection criteria:
•	Industry: Biotechnology & Pharmaceuticals

•	Market Capitalization: $130 million to $1.6 billion (approximately 1/3x to 4x the Company's market capitalization)
•	Stage of Lead Drug Candidate: Phase III or pending approval
•	Number of employees
•	Therapeutic focus
•	Location
In selecting companies for our peer group, the Committee considers recommendations from Compensia. The Committee approved the following peer group of companies to evaluate 2021 executive compensation decisions: Albireo Pharma; Alector; Ardelyx; Cara Therapeutics; ChemoCentryx; Chimerix; CorMedix; CymaBay Therapeutics; Cytokinetics; Eiger BioPharmaceuticals; G1 Therapeutics; GlycoMimetics; IVERIC bio; Mirum Pharmaceuticals; Ovid Therapeutics; Oyster Point Pharma; Rhythm Pharmaceutical; Spectrum Pharmaceuticals; and Spero Therapeutics.
Albireo Pharma; Alector; Ardelyx; Chimerix; CorMedix; CymaBay Therapeutics; Eiger BioPharmaceuticals; G1 Therapeutics; GlycoMimetics; IVERIC bio; Mirum Pharmaceuticals; Ovid Therapeutics; Oyster Point Pharma; Spectrum Pharmaceuticals; and Spero Therapeutics were added in order to better align the Company to industry peers with similar market capitalization. Aimmune Therapeutics was removed due to its acquisition, Acceleron Pharma; Arena Pharmaceuticals; Biohaven Pharmaceutical; Deciphera Pharmaceuticals; FibroGen; Global Blood Therapeutics; Iovance Biotherapeutics; MyoKardia; Reata Pharmaceuticals; and Xencor were removed due to high market capitalization as compared to the Company. Epizyme; Esperion Therapeutics; Karyopharm Therapeutics; and Zogenix were removed due to their commercialization of marketed products.
We believe that the compensation practices of our 2021 peer group provided the Committee with appropriate references for evaluating the compensation of our Named Executive Officers for 2021 because of the developmental, market and organizational characteristics we shared with the companies in our peer group. In comparing the Company’s executive compensation program to the peer group, the Committee generally sought to align cash compensation with the 50th percentile of the peer group and equity compensation with the 75th percentile of the peer group, with deviations to recognize and reward high performers.

2021 Summary Compensation Table
The following table shows information regarding the compensation of our Named Executive Officers for services performed in the year ended December 31, 2021 and, to the extent required by applicable SEC executive compensation disclosure rules, December 31, 2020 and 2019.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Gerrit Klaerner, Ph.D., President and Chief Executive Officer	2021	600,000	—	—	3,683,935	390,000	2,555	4,676,490
	2020	597,933	—	93,680	8,076,824	120,000	2,043	8,890,480
	2019	583,833	64,636	—	9,195,004	323,180	2,043	10,168,696

Geoffrey M. Parker, Executive Vice President, Chief Operating Officer and Chief Financial Officer	2021	437,912	15,286	—	1,858,354	202,534	552	2,514,638
	2020	436,132	11,464	46,840	3,280,636	54,739	—	3,829,811
	2019	424,493	—	—	2,161,167	196,527	—	2,782,187

Dawn Parsell, Ph.D., Executive Vice President, Clinical Development	2021	436,800	9,798	—	2,118,253	202,020	552	2,767,423
	2020	434,000	16,316	46,840	3,280,636	54,600	—	3,832,392
	2019	416,667	17,053	—	2,373,266	144,900	—	2,951,886

Robert McKague, Executive Vice President, General Counsel & Chief Compliance Officer	2021	400,000	—	—	1,857,314	170,000	512	2,427,826
	2020	325,000	111,464	46,840	4,352,992	50,000	—	4,886,296

Wilhelm Stahl, Ph.D., Executive Vice President, Chief Technology Officer	2021	417,768	—	12,813	739,020	52,221	2,837	1,224,659
	2020	417,768	—	46,840	1,221,422	52,221	2,073	1,740,324
(1)	The amounts reflect the base salaries earned during each reporting year.
(2)	For 2021, the amounts reported in this column for Mr. Parker and Dr. Parsell represent one-time bonuses of $15,286 and $9,798, respectively.
(3)
The amounts reflect the aggregate grant date fair value of RSUs granted in 2020 and 2021, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”), based on the closing stock price on the date of grant.

(4)
For 2021, amounts reflect (i) the aggregate grant date fair value of stock options granted in 2021, computed in accordance with ASC Topic 718 based on the following assumptions: risk-free interest rate of 0.6%–1.0%; expected volatility of 85.7%–86.8%; expected term of 6.1-6.2 years and expected dividend rate of 0%; and (ii) the incremental fair value associated with the modification of the stock option portions of the 2020 Retention Awards, computed in accordance with ASC Topic 718. These modification charges do not represent newly granted awards.

(5)
The amounts represent the second installment of the Cash Retention Awards paid in October 2021 based on the Company achieving the performance criteria relating to the successful execution on VALOR-CKD and payouts under our 2021 Annual Incentive Plan paid in March 2022. The second installment of the Cash Retention Awards paid to Dr. Klaerner, Mr. Parker, Dr. Parsell, Mr. McKague and Dr. Stahl were $120,000, $54,739, $54,600, $50,000 and $52,221, respectively. The payouts under our 2021 Annual Incentive Plan to Dr. Klaerner, Mr. Parker, Dr. Parsell, Mr. McKague and Dr. Stahl were $270,000, $147,795, $147,420, $120,000 and $0, respectively. Please see the Compensation Discussion & Analysis for further information regarding the Cash Retention Awards and the Company's 2021 cash bonus program.

(6)	All other compensation for the year ended December 31, 2021 represents premiums for life insurance for Dr. Klaerner and Dr. Stahl and a $500 gift card provided to all employees in December 2021.

2021 Grants of Plan-Based Awards Table
The following table provides information regarding the possible payouts to our Named Executive Officers in 2021 under the AIP and the equity awards received by our Named Executive Officers in 2021 under the Tricida, Inc. 2018 Equity Incentive Plan, or the 2018 Plan.
		Estimated Possible Payouts Under Non-equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gerrit Klaerner, Ph.D.	—(5)	$—	$360,000	$—	—	—	—	—	—	$—	$—
	1/17/2021	—	—	—	—	407,622	—	—	—	7.03	2,076,549
	1/17/2021	—	—	—	—	—	—	—	271,748	7.03	1,377,436
	9/10/2020(6)				36,500	146,000	146,000			—(7)	229,950(8)
Geoffrey M. Parker	—(5)	—	197,060	—	—	—	—	—	—	—	—
	1/17/2021	—	—	—	—	144,000	—	—	—	7.03	661,118
	1/17/2021	—	—	—	—	—	—	—	216,000	7.03	1,094,861
	9/10/2020(6)				16,250	65,000	65,000			—(7)	102,375(8)
Dawn Parsell, Ph.D.	—(5)	—	196,560	—	—	—	—	—	—	—	—
	1/17/2021	—	—	—	—	124,000	—	—	—	7.03	631,693
	1/17/2021	—	—	—	—	—	—	—	186,000	7.03	942,797
	6/10/2021	—	—	—	—	—	—	—	125,000	4.92	441,388
	9/10/2020				16,250	65,000	65,000			—(7)	102,375(8)
Robert McKague	—(5)	—	160,000	—	—	—	—	—	—	—	—
	1/17/2021	—	—	—	—	105,000	—	—	—	7.03	534,902
	1/17/2021	—	—	—	—	—	—	—	157,500	7.03	798,336
	6/10/2021	—	—	—	—	—	—	—	125,000	4.92	441,388
	9/10/2020(6)				13,125	52,500	52,500			—(7)	82,688(8)
Wilhelm Stahl, Ph.D.	—(5)	—	167,107	—	—	—	—	—	—	—	—
	1/17/2021	—	—	—	—	52,000	—	—	—	7.03	264,904
	1/17/2021	—	—	—	—	—	—	—	78,000	7.03	395,366
	12/14/2021	—	—	—	—	—	—	1,664	—	—	12,813
	9/10/2020(6)				12,500	50,000	50,000			—(7)	78,750(8)
(1)
Except as noted below, these amounts represent stock options granted under the 2018 Plan that vest, if at all, upon FDA approval of veverimer that occurs by January 16, 2026. There are no threshold or maximum levels applicable to these stock options.

(2)
These amounts represent RSU awards granted under the 2018 Plan. The RSU awards granted to Dr. Stahl in December 2021 vested on the grant date and were granted due to a prior administrative error under the Company’s equity program. Each RSU represents a contingent right to receive one share of common stock.

(3)
These amounts represent stock options granted under the 2018 Plan. These options vest 25% on the first anniversary of the grant date and in subsequent 1/36th increments for each subsequent month of continuous employment.

(4)
The amounts reported represent the grant date fair value of stock options and RSUs awarded in 2021, computed in accordance with ASC Topic 718 based on the following assumptions: in the case of RSUs, the closing stock price on the date of grant; in the case of options, risk-free interest rate of 0.6%–1.0%, expected volatility of 85.7%–86.8%, expected term of 6.1–6.2 years and expected dividend rate of 0%.

(5)
These amounts represent target cash award levels set in 2021 under the AIP. The amount actually paid to each Named Executive Officer under the 2021 AIP is reported as Non-Equity Incentive Plan Compensation in the 2021 Summary Compensation Table.

(6)	Represents the stock options granted in 2020 as 2020 Retention Awards and which had vesting terms modified, as further described in the CD&A, and does not reflect a new grant.
(7)
No adjustments were made to the exercise prices of the 2020 Retention Awards in connection with the modifications to such awards described in the CD&A. The exercise prices applicable to these awards remain the same as were in effect on the date of grant.

(8)
This number represents the incremental fair value related to the modification of the stock option portion of the 2020 Retention Awards, computed in accordance with ASC Topic 718, and does not reflect a new equity grant.

Outstanding Equity Awards at 2021 Fiscal Year-End Table
The following table presents information regarding the outstanding stock options held by each of the Named Executive Officers as of December 31, 2021.
			Option Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)	Option Exercise Price ($)	Option Expiration Date
Gerrit Klaerner Ph.D.	3/9/2015	3/1/2015	109,296	—	—	$0.80	3/8/2025
	2/24/2016	1/1/2016	75,376	—	—	0.96	2/23/2026
	9/27/2016	6/8/2016	76,633	—	—	1.68	9/26/2026
	11/3/2016	10/1/2016	115,577	—	—	1.68	11/2/2026
	9/15/2017	9/1/2017	144,472	—	—	2.39	9/14/2027
	3/15/2018	3/15/2018	125,628	—	—	7.49	3/15/2028
	5/15/2018	5/15/2018	25,125	—	—	7.89	5/14/2028
	2/20/2019	2/20/2019	450,000	—	—	22.82	2/19/2029
	8/22/2019	8/22/2019	110,000	—	—	34.27	8/21/2029
	2/24/2020	2/24/2020	292,000	—	—	35.12	2/23/2030
	9/10/2020	9/10/2020	—	—	146,000	11.71	9/9/2030
	9/10/2020	9/10/2020	—	—	100,000	11.71	9/9/2030
	1/17/2021	1/17/2021	—	271,748	—	7.03	1/16/2031
	1/17/2021	1/17/2021	—	—	407,622	7.03	1/16/2031

Geoffrey M. Parker	6/15/2017	4/10/2017	196,909	—	—	1.84	6/14/2027
	9/15/2017	9/1/2017	30,150	—	—	2.39	9/14/2027
	3/15/2018	3/15/2018	35,175	—	—	7.49	3/15/2028
	2/20/2019	2/20/2019	100,000	—	—	22.82	2/19/2029
	8/22/2019	8/22/2019	30,000	—	—	34.27	8/21/2029
	2/24/2020	2/24/2020	130,000	—	—	35.12	2/23/2030
	9/10/2020	9/10/2020	—	—	65,000	11.71	9/9/2030
	1/17/2021	1/17/2021	—	216,000	—	7.03	1/16/2031
	1/17/2021	1/17/2021	—	—	144,000	7.03	1/16/2031

Dawn Parsell, Ph.D.	9/27/2016	6/8/2016	420	—	—	1.68	9/26/2026
	11/3/2016	10/1/2016	4,190	—	—	1.68	11/2/2026
	9/15/2017	9/1/2017	15,386	—	—	2.39	9/13/2027
	3/15/2018	3/15/2018	23,033	—	—	7.49	3/15/2028
	9/27/2018	8/1/2018	125,000	—	—	31.85	9/26/2028
	2/20/2019	2/20/2019	100,000	—	—	22.82	2/19/2029
	8/22/2019	8/22/2019	40,000	—	—	34.27	8/21/2029
	2/24/2020	2/24/2020	130,000	—	—	35.12	2/23/2030
	9/10/2020	9/10/2020	—	—	65,000	11.71	9/9/2030
	1/17/2021	1/17/2021	—	186,000	—	7.03	1/16/2031
	1/17/2021	1/17/2021	—	—	124,000	7.03	1/16/2031
	6/10/2021	6/10/2021	—	125,000	—	4.92	6/9/2031

Robert McKague	3/9/2020	3/9/2020	210,000	—	—	31.14	3/8/2030
	9/10/2020	9/10/2020	—	—	52,500	11.71	9/9/2030
	1/17/2021	1/17/2021	—	157,500	—	7.03	1/16/2031
	1/17/2021	1/17/2021	—	—	105,000	7.03	1/16/2031
	6/10/2021	6/10/2021	—	125,000	—	4.92	6/9/2031

Wilhelm Stahl, Ph.D.	2/8/2017	2/1/2017	199,942	—	—	1.68	2/7/2027
	9/15/2017	9/1/2017	30,150	—	—	2.39	9/14/2027
	3/15/2018	3/15/2018	27,638	—	—	7.49	3/15/2028
	2/20/2019	2/20/2019	60,000	—	—	22.82	2/19/2029
	8/22/2019	8/22/2019	30,000	—	—	34.27	8/21/2029
	2/24/2020	2/24/2020	40,000	—	—	35.12	2/23/2030
	9/10/2020	9/10/2020	—	—	50,000	11.71	9/9/2030
	1/17/2021	1/17/2021	—	78,000	—	7.03	1/16/2031
	1/17/2021	1/17/2021	—	—	52,000	7.03	1/16/2031
(1)	These options vest 25% on the first anniversary of the vesting commencement date and in subsequent 1/48th increments for each subsequent month of continuous employment, except that (i) the options granted on February 20, 2019, February 24, 2020, January 17, 2021 and June 10, 2021 vest or vested 25% on the first anniversary of the vesting commencement date and in subsequent 1/36th increments for each subsequent month of continuous employment and (ii) the options granted on August 22, 2019 vest in 18 monthly installments subject to the executive’s continued employment.
(2)
Because time-based options granted prior to 2021 may be early exercised for restricted stock, such options are reported in this table as “Exercisable.” Please see footnote (1) to this table for the vesting schedule applicable to these option awards.

(3)
Performance stock options represent the right to purchase shares of our Common Stock. The shares issuable under performance stock options granted on September 10, 2020, as amended, will be earned contingent on our achievement of pre-established milestones: (i) 25% will vest upon efficient and orderly wrap-up of VALOR-CKD, and (ii) up to 75% will vest upon positive readout of VALOR-CKD, in addition to the preexisting milestones (i.e., 25% vest upon an NDA resubmission, 50% vest upon an NDA approval and 25% vest upon a commercial launch), in each case, that occurs by December 31, 2022, and not to exceed 100% vest of the total stock option award. Shares issuable under performance stock options granted on January 17, 2021 will be earned upon FDA approval of veverimer within five years of the grant date. Vesting of earned shares (if any) will occur following completion of the performance milestone, upon certification of achievement of the performance conditions by the Compensation Committee, with vesting generally dependent on continued service to the Company through the date of such certification. Vesting of performance options is subject to acceleration under the circumstances described under “—Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements.”

2021 Stock Option Exercises and Stock Vested Table
The following table provides information concerning the exercise of stock options and RSU awards vesting during 2021 for each of the Named Executive Officers.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gerrit Klaerner Ph.D.	—	—	8,000	76,480
Geoffrey M. Parker	—	—	4,000	38,240
Dawn Parsell, Ph.D.	—	—	4,000	38,240
Robert McKague	—	—	4,000	38,240
Wilhelm Stahl, Ph.D.	—	—	5,664	51,053
2021 Potential Payments Upon a Termination or Change in Control
Each of our Named Executive Officers participates in the Tricida, Inc. Executive Severance Benefit Plan, as amended, or the Executive Severance Plan. In the event a participant in the Executive Severance Plan experiences a termination without “cause” or resigns for “good reason,” each as defined in the Executive Severance Plan, then such participant will be eligible to receive (i) a cash severance payment in an amount equal to a specified number of months of base salary, payable in monthly installments, and (ii) Company-paid premiums for healthcare continuation coverage during the severance period while the participant continues to participate in our health plans or until the participant is entitled to alternative coverage. The period for monthly severance payments is equal to 12 months for Dr. Klaerner and ten months for the other Named Executive Officers.
In connection with Dr. Stahl ceasing to serve as an executive officer and his expected reduced work levels, Dr. Stahl’s cash compensation was reduced on a pro-rata basis, based on the number of hours that he will work. He continues to vest in his outstanding equity awards in accordance with their terms and he remains eligible for benefits under our previously disclosed Executive Severance Plan.
The following table sets for the termination related payments and benefits that the Named Executive Officers would have received in the event of a termination not related to a change in control as of December 31, 2021

Potential Payments Upon a Qualifying Termination of Employment(1)
Name	Severance Payment ($)(2)	Health and Welfare Benefits ($)(3)	Aggregate Payments ($)
Gerrit Klaerner Ph.D.	600,000	45,118	645,118
Geoffrey M. Parker	364,927	25,172	390,099
Dawn Parsell, Ph.D.	364,000	—	364,000
Robert McKague	333,333	11,931	345,264
Wilhelm Stahl, Ph.D.	348,140	—	348,140
(1)
A qualifying termination means termination of the Named Executive Officer’s employment (1) by the Company other than (A) for “cause,” (B) the Named Executive Officer’s death or (C) the Named Executive Officer’s disability, or (2) by the Named Executive Officer for “good reason.”

(2)
Amounts reported in this column represent the monthly severance multiple times the Named Executive Officer’s monthly base salary. As of December 31, 2021, the monthly severance multiple was 12 for Dr. Klaerner and ten for the other Named Executive Officers.

(3)	Represents the estimated value of continued health and welfare benefits that all Named Executive Officers would be entitled to receive upon a qualifying termination of employment.
In the event an Executive Severance Plan participant’s employment is terminated without cause or due to good reason within three months prior to, or 15 months following, a change in control of the Company, separation payments and benefits will consist of: (i) monthly severance payment equal to 18 months for Dr. Klaerner and 15 months for the other Named Executive Officers; (ii) Company-paid premiums for healthcare continuation coverage during the severance period while the participant continues to participate in our health plans or until the participant is entitled to alternative coverage; (iii) immediate vesting of any outstanding and unvested equity awards; and (iv) an additional cash payment equal to the participant’s target annual bonus for the year of termination, prorated based on the number of months in the year prior to the date of termination if, as of the date of the participant’s termination of employment, the Company and participant were on “target” to achieve the applicable performance goals.
Potential Payments Upon a Qualifying Termination of Employment Following a Change in Control(1)
Name	Severance Payment ($)(2)	Target Bonus ($)(3)	Value of Accelerated Equity Awards ($)(4)	Health and Welfare Benefits ($)(5)	Aggregate Payments ($)
Gerrit Klaerner, Ph.D.	900,000	360,000	1,739,439	45,118	3,044,557
Geoffrey M. Parker	547,390	197,060	915,352	25,172	1,684,974
Dawn Parsell, Ph.D.	546,000	196,560	1,367,554	—	2,110,114
Robert McKague	500,000	160,000	1,244,125	11,931	1,916,056
Wilhelm Stahl, Ph.D.	522,210	167,107	332,477	—	1,021,794
(1)
A qualifying termination means termination of the Named Executive Officer’s employment within three months prior to or 15 months following a change in control (1) by the Company other than (A) for “cause,” (B) the Named Executive Officer’s death or (C) the Named Executive Officer’s disability, or (2) by the Named Executive Officer for “good reason.”

(2)
Amounts reported in this column represent the monthly severance multiple times the Named Executive Officer’s monthly base salary. As of December 31, 2021, the monthly severance multiple was 18 for Dr. Klaerner and 15 for the other Named Executive Officers.

(3)
Represents an additional severance benefit equal to the Named Executive Officer’s target annual bonus for the year of termination, prorated based on the number of months in the year prior to the date of termination if, as of the date of the participant’s termination of employment, the Company and participant were on “target” to achieve the applicable performance goals. Because the termination is deemed to have occurred as of December 31, 2021, the entire target bonus is included.

(4)
Under the terms of the Executive Severance Plan, all outstanding equity awards would vest in full. The value of the accelerated vesting of the equity awards reported in this table is based upon our closing stock price of $9.56 on December 31, 2021.

(5)	Represents the estimated value of continued health and welfare benefits that all Named Executive Officers would be entitled to receive upon a qualifying termination of employment.

Risks Related to Compensation Policies and Practices
When determining our compensation policies and practices, the board of directors considers various matters relevant to the development of a reasonable and prudent compensation program, including whether the policies and practices are reasonably likely to have a material adverse effect on us. We believe that the mix and design of our executive compensation plans and policies do not encourage management to assume excessive risks and are not reasonably likely to have a material adverse effect on us.
CEO Pay Ratio
As required by Item 402(u) of Regulation S-K, the Company is providing the following disclosure about the relationship of the median of the annual total compensation of our employees to the annual total compensation of Dr. Klaerner, our Chief Executive Officer and President during 2021. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies. Given the leverage of our executive compensation program towards performance-based elements, we expect that our pay ratio disclosure will fluctuate year-to-year based on the Company’s performance against the pre-established performance goals.
Ratio
For 2021,
•	The median of the annual total compensation of all of our employees, other than Dr. Klaerner, was $451,246.
•	Dr. Klaerner’s annual total compensation, as reported in the Total column of the 2021 Summary Compensation Table, was $4,676,490.
•
Based on this information, the ratio of the annual total compensation of Dr. Klaerner to the median of the annual total compensation of all of our employees is estimated to be 10 to 1. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

Identification of Median Employee
We selected December 31, 2021 as the date on which to determine our median employee. For purposes of identifying the median employee from our employee population base of approximately 56 employees, we considered all of our employees, as compiled from our payroll records. We selected actual base salary paid for 2021, actual 2021 bonus earned and the grant-date fair value of all equity awards granted during the full 12-month period of fiscal year 2021 as these represent the principal forms of compensation delivered to all of our employees. Annualized base salary values were used for new hire employees that commenced employment in 2021 to reflect a full year of compensation.

Director Compensation
The following table sets forth our 2021 non-employee director compensation program, which did not change as compared to the 2020 non-employee director compensation program.
Annual Cash Compensation Elements	Amount
Board Retainer	$40,000
Audit Committee Retainer (chair/member)	$20,000 / $10,000
Compensation Committee Retainer (chair/member)	$15,000 / $7,500
Nominating and Corporate Governance Committee Retainer (chair/member)	$10,000 / $5,000
Additional Retainer for Non-Executive Chair	$60,000
All retainers are paid quarterly in arrears and, if applicable, are prorated based upon board or chair service during the calendar year. In addition, we reimburse our directors for their reasonable out-of-pocket expenses to attend board and committee meetings.
In order to further align our director compensation program with stockholder interests, under our annual compensation program, non-employee directors also receive an annual equity award on the date of each annual meeting of stockholders. The grant date fair value of the annual equity awards is equal to approximately $269,000 and the annual equity award is expected to be delivered 70% in the form of stock options and 30% in the form of an RSU award. The stock options are scheduled to vest in 12 monthly installments, while the RSU award is scheduled to vest on the one-year anniversary of the grant date, subject in each case to earlier vesting if the annual meeting precedes the one-year anniversary of the grant date. For 2021, the annual equity awards were decreased from $480,000 in 2020, based on a review and recommendation of market data by Compensia of peers in our industry, effective as of the date of the 2021 annual meeting.
The director compensation program also contemplates that newly appointed non-employee directors will receive an initial equity award with a grant date fair value of approximately $493,000, to be delivered with the same stock option and RSU mix as the annual equity awards. The initial stock option grants are scheduled to vest on a monthly basis over 12 months and the RSU awards are scheduled to vest on the one-year anniversary of the grant date, subject in each case to earlier vesting if the annual meeting precedes the one-year anniversary of the grant date. For 2021, the initial equity awards were decreased from $720,000 in 2020, based on a review and recommendation of market data by Compensia of peers in our industry, effective for non-employee directors appointed following the 2021 annual meeting.
2021 Director Compensation Table
The following table sets forth information for the year ended December 31, 2021 regarding the compensation awarded to, earned by or paid to our non-employee directors.
Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(2) ($)	All Other Compensation ($)	Total ($)
Klaus Veitinger, M.D., Ph.D., M.B.A.	110,000	80,700	188,300	—	379,000
Robert J. Alpern, M.D.	45,000	80,700	188,300	—	314,000
David Bonita, M.D.	70,000	80,700	188,300	—	339,000
Sandra I. Coufal, M.D.	47,500	80,700	188,300	—	316,500
Kathryn Falberg	60,000	80,700	188,300	—	329,000
David Hirsch, M.D., Ph.D.	57,500	80,700	188,300	—	326,500
(1)
The amounts reported reflect the grant date fair value of each RSU award granted in 2021, computed in accordance with ASC Topic 718 and excluding estimated forfeitures, based on the closing stock price on the date of grant. As of December 31, 2021, our non-employee directors had RSU awards outstanding with respect to the following number of shares of our common stock: Dr. Veitinger - 16,403; Dr. Alpern - 16,403; Dr. Bonita - 16,403; Dr. Coufal - 16,403; Ms. Falberg - 16,403; and Dr. Hirsch -16,403.

(2)
Amounts reported in this column reflect the aggregate grant date fair value of stock options granted in 2021, computed in accordance with ASC Topic 718 based on the following assumptions: risk-free interest rate of 0.8%; expected volatility of 83.6%; expected term of 5.3 years and expected dividend rate of 0%. As of December 31, 2021, our non-employee directors had option awards outstanding with respect to the following number of shares of our common stock: Dr. Veitinger - 198,405; Dr. Alpern 109,839; Dr. Bonita - 100,417; Dr. Coufal - 100,417; Ms. Falberg - 153,180; and Dr. Hirsch - 100,417.

Equity Compensation Plan Information
The following table summarizes the number of outstanding stock options and RSU awards granted to our employees, consultants, and directors, as well as the number of shares of common stock remaining available for future issuance, under our equity compensation plans as of December 31, 2021.
	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	10,889,603(1)	$11.24(2)	3,308,937(3)
Equity compensation plans not approved by security holders	—	—	5,000,000(4)
Total	10,889,603	$11.24	8,308,937
(1)	Includes 98,418 RSUs that were outstanding on December 31, 2021 under the Company’s 2018 Equity Incentive Plan. RSU awards may be settled only for shares of common stock on a one-for-one basis.
(2)	Only option awards were used in computing the weighted-average exercise price.
(3)
This amount represents shares of common stock available for issuance under the Company’s 2018 Equity Incentive Plan. Awards available for grant under the Company’s 2018 Equity Incentive Plan include stock options, stock appreciation rights, restricted stock, restricted stock units, other stock awards, performance awards, and any combination of the foregoing awards. This number also includes 1,979,016 shares available under our Employee Stock Purchase Plan (“ESPP”). The ESPP provides the opportunity for eligible coworkers to acquire shares of our common stock at a discount. The number of shares of our common stock reserved for issuance under our 2018 Equity Incentive Plan will automatically increase on the first day of each fiscal year by the lesser of 4% of the number of shares of common stock outstanding on the first day of such fiscal year, 3,200,000 shares of our common stock or such lesser amount as is determined by our board of directors. The number of shares of our common stock reserved for issuance under our ESPP will automatically increase on the first day of each fiscal year by the lesser of 1% of the number of shares of common stock outstanding on the first day of such fiscal year, 800,000 shares of our common stock or such lesser amount as is determined by our board of directors.

(4)	Represents shares of stock authorized for future issuance under the 2020 Inducement Plan.

PROPOSAL TWO:
NON-BINDING ADVISORY VOTE APPROVING THE COMPANY’S EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Exchange Act, our board of directors is providing stockholders with a vote to approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules. This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding vote on executive compensation paid to our Named Executive Officers as disclosed in the “Executive Compensation” section of this proxy statement, including the compensation tables and the corresponding narrative discussion and footnotes set forth therein. Consistent with the preference expressed by our stockholders at the last advisory vote on the frequency of our “say-on-pay” vote, we are conducting such votes annually. Because the vote is advisory, it will not be binding on the board of directors. However, the board of directors and the compensation committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.
As described under the heading “Executive Compensation―Compensation Discussion and Analysis,” our current executive compensation program is intended to align executive compensation with our business objectives and to enable us to attract, retain and reward executive officers who contribute to our long-term success. We seek to accomplish this goal in a way that is aligned with the long-term interests of our stockholders. Our strategy has been to design the Company’s compensation programs to drive alignment of all employees, including our Named Executive Officers. We believe that this approach recognizes that, as a Company, we are all one team with one mission. We believe our executive compensation program effectively aligns the interests of our Named Executive Officers with our objective of creating sustainable long-term value for our stockholders.
Highlights from 2021 include:
•
Continued successful execution of the VALOR-CKD renal outcomes trial to enable the potential resubmission of our veverimer NDA. During the year, we completed randomization of subjects in the trial and successfully initiated a patient retention program to maintain subject participation in the trial despite challenges related to the COVID-19 pandemic. As of March 28, 2022, the trial had randomized 1,480 subjects with an average treatment duration of approximately 24 months and has accrued 217 subjects with positively adjudicated primary endpoint events;

•
Devised a new strategy, based on feedback provided by the FDA, to stop the VALOR-CKD trial early for administrative reasons pursuant to the existing protocol while providing interpretable data and preserving trial integrity within the limits of our financial resources;

•
Renegotiated our commercial manufacturing agreement to preserve capital resources for execution of our VALOR-CKD trial and provide flexibility on the timing of delivery of veverimer product supply in anticipation of a potential commercial launch of veverimer;

•
Authored, co-authored or sponsored 17 peer-reviewed publications or presentations at scientific meetings to continue our efforts to educate the scientific community about veverimer, metabolic acidosis and the link between metabolic acidosis and CKD progression;

•
Secured additional capital to fund operations through topline data readout of the VALOR-CKD trial in 2022 by issuing an aggregate of 4,666,667 shares of our common stock at $6.00 per share, pre-funded warrants to purchase up to 2,333,333 shares of common stock at $6.00 per share and common warrants to purchase up to 7,000,000 shares of common stock at $11.00 per share. The net proceeds from the offering were $41.5 million; and

•	Continued successful execution on our global IP strategy, which includes 229 patents issued through March 21, 2022 in 52 different countries.
In 2021, we gained valuable clarity on the estimated timing of topline data from the VALOR-CKD trial. In August 2021, we submitted a VALOR-CKD trial protocol amendment that eliminated the first interim analysis for early stopping for efficacy after 150 primary endpoint events in order to preserve statistical and regulatory optionality for the trial. At this time, we also informed the FDA that there was a substantial likelihood that we would not have, or be able to obtain on reasonable terms in the necessary timeframe, adequate resources to continue the VALOR-CKD trial until we reach the current target of 511 subjects with positively adjudicated primary endpoint events. In the fourth quarter of 2021, we requested and were granted a Type A meeting with the FDA to discuss approaches to stopping the VALOR-CKD trial early based on a lack of financial resources. Consistent with feedback provided by the FDA in its preliminary comments for the Type A meeting, we decided that, among the alternatives considered, stopping the VALOR-CKD trial early for administrative reasons pursuant to the existing protocol is likely to provide the most complete and interpretable data within our financial runway, reduce the risk of missing data required for key efficacy analyses, and maintain the integrity of the trial. We believe gaining feedback from the FDA on stopping the VALOR-CKD trial early for administrative reasons, providing additional clarity on the estimated timing of topline data from the trial and securing additional capital created significant value for our stockholders. From December 31, 2020 to December 31, 2021, our common stock was up 35.6%, from $7.05/share to $9.56/share, compared to the XBI Index which was down 20.5%.
For the reasons discussed above and in the Compensation Discussion and Analysis, our board of directors recommends that our stockholders vote “FOR” the “say-on-pay” proposal as set forth in the following resolution:
RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure).
Recommendation of Our Board of Directors
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL THREE:
RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022
Our board of directors and the audit committee are asking our stockholders to ratify the appointment by the audit committee of Ernst & Young LLP, or EY, as the independent public accounting firm to conduct the audit of our financial statements for the fiscal year ending December 31, 2022. Stockholder ratification of such selection is not required by our amended and restated bylaws or any other applicable legal requirement. However, our board of directors is submitting the selection of EY to our stockholders for ratification as a matter of good corporate governance.
In the event our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to continue to retain EY for the fiscal year ending December 31, 2022. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change should be made.
EY has audited our financial statements since 2017. A representative of EY is expected to be present at the annual meeting, and will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate stockholder questions.
Principal Accountant Fees and Services
We were billed by EY in the years ended December 31, 2021 and 2020 as follows:
	Years Ended December 31,
	2021	2020
Audit fees	$904,569	$1,714,347
Audit-related fees	—	—
Tax fees	—	—
All other fees	5,235	—
Total fees	$909,804	$1,714,347
Audit fees above are professional services associated with the integrated audit of our financial statements and the filing of our registration statements. There are no audit-related or tax fees billed by EY in years ended December 31, 2021 and 2020.
Determination of Independence
In considering the nature of the services provided by our independent registered public accounting firm, the audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with our independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence.
Additional information concerning the audit committee and its activities can be found under the headings: “Committee of the Board of Directors” and “Audit Committee Report.”
Pre-Approval Policy
According to policies adopted by the audit committee and ratified by our board of directors, to ensure compliance with the SEC’s rules regarding auditor independence, all audit and non-audit services to be provided by our independent registered public accounting firm must be pre-approved by the audit committee. The audit committee has established a general pre-approval policy for certain audit and non-audit services, up to a specified amount for each identified service that may be provided by the independent auditors. The audit committee may delegate pre-approval authority to one or more of its members. Kathryn Falberg is currently designated as the member to whom such authority is delegated, and she must report, for informational purposes only, any pre-approval decisions to the audit committee at or prior to its next scheduled meeting.

The audit committee approved one hundred percent (100%) of all services provided by EY during the years ended December 31, 2021 and 2020. The audit committee has considered the nature and amount of the fees billed by EY and believes that the provision of the services for activities unrelated to the audit is compatible with maintaining EY’s independence.
Recommendation of Our Board of Directors and Audit Committee
OUR BOARD OF DIRECTORS AND OUR AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.
Audit Committee Report
The audit committee oversees our independent registered public accounting firm and assists our board of directors in fulfilling its oversight responsibilities on matters relating to our accounting and financial reporting processes, the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation and integrity of our financial statements.
In fulfilling its oversight responsibilities, the audit committee:
•	reviewed and discussed our financial statements as of and for the fiscal year ended December 31, 2021 with management and Ernst & Young LLP our independent registered public accounting firm;
•	discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;
•	received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board; and
•	discussed the independence of Ernst & Young LLP with that firm.
Based on the audit committee’s review and discussions noted above, the audit committee recommended to our board of directors, and our board of directors approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 for filing with the SEC. The audit committee also appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal year ending December 31, 2022.
Submitted by the audit committee of our board of directors:

Kathryn Falberg, Chairperson
David Bonita, M.D.
David Hirsch, M.D., Ph.D.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information relating to the beneficial ownership of our common stock as of April 18, 2022, by:
•	each person, or group of affiliated persons, known by us to beneficially own more than five percent (5%) of our outstanding shares of common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all our current directors and executive officers as a group.
The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of April 18, 2022, through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.
The percentage of shares beneficially owned is computed on the basis of 55,412,390 shares of our common stock outstanding as of April 18, 2022. Shares of our common stock that a person has the right to acquire within 60 days of April 18, 2022, are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group.
Unless otherwise indicated below, the address for each beneficial owner listed is c/o Tricida, Inc., at 7000 Shoreline Court, Suite 201, South San Francisco, CA 94080.
The below beneficial ownership table is reported as of April 18, 2022.
Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Outstanding Shares Beneficially Owned
5% Stockholders
OrbiMed Private Investments V, LP(1)	10,947,614	19.8%
Deep Track Capital, LP(2)	9,652,692	17.4%
Sibling Capital(3)	6,423,493	11.6%
Venrock Healthcare Capital Partners II, LP..(4)	3,494,851	6.3%
Point72 Asset Management, L.P.(5)	3,284,903	5.9%
Longitude Venture Partners II, L.P.(6)	3,019,734	5.4%

Directors and Named Executive Officers
Gerrit Klaerner, Ph.D.(7)	2,013,064	3.6%
Robert J. Alpern, M.D.(8)	269,302	*
David P. Bonita, M.D.(9)	11,075,615	20.0%
Sandra I. Coufal, M.D.(10)	204,289	*
Kathryn Falberg(11)	212,343	*
David Hirsch, M.D., Ph.D.(12)	3,147,735	5.7%
Robert McKague(13)	314,744	*
Geoffrey M. Parker(14)	1,185,685	2.1%
Dawn Parsell, Ph.D.(15)	538,619	1.0%
Wilhelm Stahl, Ph.D.(16)	437,037	*
Klaus Veitinger, M.D., Ph.D., M.B.A.(17)	328,877	*
All directors and executive officers as a group (11 persons)(18)	19,727,310	35.6%
*	Indicates beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)
Consists of (i) 10,280,947 shares of common stock held directly by OrbiMed Private Investments V, LP, (“OPI V”) and (ii) 666,667 shares of common stock issuable upon the exercise of warrants. OrbiMed Capital GP V LLC (“OrbiMed GP”), is the sole general partner of OPI V, and OrbiMed Advisors LLC (“OrbiMed Advisors”), a registered investment adviser under the Investment Advisors Act of 1940, as amended, is the managing member of OrbiMed GP. By virtue of such relationships, OrbiMed GP and OrbiMed Advisors may be deemed to have voting and investment power with respect to the shares held by OPI V noted above and as a result may be deemed to beneficially own such securities. OrbiMed Advisors exercises investment and voting power through a management committee comprised of Carl L. Gordon, Ph.D., Sven H. Borho and W.Carter Neild, each of whom disclaims beneficial ownership of the shares held by OPI V. David P. Bonita, M.D., a member of OrbiMed Advisors, serves on our board of directors. Each of OrbiMed GP, OrbiMed Advisors, Dr. Gordon, Mr. Borho, Mr. Neild, and Dr. Bonita disclaims beneficial ownership of the shares held by OPI V, except to the extent of its or his proportionate pecuniary interest therein, if any. The address of OPI V, OrbiMed GP and OrbiMed Advisors is 601 Lexington Avenue, 54th Floor, New York, New York 10022.

(2)
Consists of (a) 2,652,693 shares of common stock which Deep Track Capital, LP, Deep Track Biotechnology Master Fund, Ltd. and David Kroin reported shared voting power and shared dispositive power over, (b) 2,333,333 shares of common stock issuable upon exercise of pre-funded warrants that are eligible for conversion and (c) 4,666,666 shares of common stock issuable upon exercise of warrants. The business address of Deep Track Capital, LP and Deep Track Biotechnology Master Fund, Ltd. is 200 Greenwich Ave., 3rd Floor, Greenwich, CT 06830.

(3)	Based on a Schedule 13D/A filed by the below reporting persons on March 24, 2022 reporting ownership as of March 22, 2022.
Reporting Person	Sole Voting and Dispositive Power	Shared Voting and Dispositive Power
Sibling Capital Ventures LLC (“SCV”)		777,411
Sibling Capital Ventures II LLC (“SCV II”)		2,773,350
Sibling Capital Ventures III LLC (“SCV III”)		1,810,195
Sibling Capital Ventures IV LLC (“SCV IV”)		599,379
Sibling Capital Fund II-A L.P. (“Sibling A”)	777,411
Sibling Capital Fund II-B L.P. (“Sibling B”)	2,773,350
Sibling Capital Fund II-C L.P. (“Sibling C”)	1,810,195
Sibling Capital Fund II-D L.P. (“Sibling D”)	599,379
Sibling Insiders II LLC (“Sibling Insiders LLC”)		463,158
Sibling Insiders Fund II L.P. (“Sibling Insiders Fund”)	463,158
Brian M. Isern (“Mr. Isern”)		6,423,493
Prior to March 22, 2022, Mr. Isern and Dr. Coufal served as co-managers and voting members of the following entities: SCV, SCV II, SCV III, SCV IV and Sibling Insiders LLC (collectively, the “General Partners”). SCV currently serves as the sole general partner of Sibling A, SCV II currently serves as the sole general partner of Sibling B, SCV III currently serves as the sole general partner of Sibling C, SCV IV currently serves as the sole general partner of Sibling D and Sibling Insiders LLC currently serves as the sole general partner of Sibling Insiders Fund (Sibling A, Sibling B, Sibling C, Sibling D and Sibling Insiders Fund collectively, the “Funds”). On March 22, 2022, the governing documents of the General Partners were amended such that Dr. Coufal has been removed as a co-manager of the General Partners and her equity interests therein have been reclassified as non-voting interests and Mr. Isern was appointed as the sole manager of the General Partners and he holds all of the voting interests therein. As a result, Dr. Coufal no longer beneficially owns any shares directly held by the Funds or the shares deemed to be beneficially owned by the General Partners.
The principal business address of each of SCV, SCV II, SCV III, SCV IV, Sibling A, Sibling B, Sibling C, Sibling D, Sibling Insiders LLC, Sibling Insiders Fund and Mr. Isern is 2033 6th Ave, Suite 330, Seattle, WA 98121.
(4)	Based on a Schedule 13G filed on February 14, 2022, reporting ownership as of December 31, 2021, by the following reporting persons.
Reporting Person	Shared Voting and Dispositive Power
Venrock Healthcare Capital Partners II, L.P.	3,494,851
VHCP Co-Investment Holdings II, LLC	3,494,851
Venrock Healthcare Capital Partners III, L.P.	3,494,851
VHCP Co-Investment Holdings III, LLC	3,494,851
Venrock Healthcare Capital Partners EG, L.P.	3,494,851
VHCP Management II, LLC	3,494,851
VHCP Management III, LLC	3,494,851
VHCP Management EG, LLC	3,494,851
Nimish Shah	3,494,851
Bong Koh	3,494,851
VHCP Management II, LLC is the general partner of Venrock Healthcare Capital Partners II, L.P. and the manager of VHCP Co-Investment Holdings II, LLC. VHCP Management III, LLC is the general partner of Venrock Healthcare Capital Partners III, L.P. and the manager of VHCP Co-Investment Holdings III, LLC. VHCP Management EG, LLC is the general partner of Venrock Healthcare Capital Partners EG, L.P. Messrs. Shah and Koh are the voting members of VHCP Management II, LLC, VHCP Management III, LLC and VHCP Management EG, LLC. The New York address of the reporting persons is 7 Bryant Park, 23rd Floor, New York, NY 10018.

(5)
Based on a Schedule 13G/A filed on February 14, 2022, reporting ownership as of December 31, 2021, by Point72 Asset Management, L.P. and affiliated entities. Point72 Asset Management, L.P and Point72 Capital Advisors, Inc. reported shared voting power and shared dispositive power over 3,278,236 shares. Cubist Systematic Strategies, LLC reported shared voting power and shared dispositive power over 6,667 shares. Steven A. Cohen reported shared voting power and shared dispositive power over 3,284,903 shares. Each reporting person directly owns no shares of common stock. Pursuant to an investment management agreement, Point72 Asset Management, L.P. maintains investment and voting power with respect to the securities held by certain investment funds it manages. Each reporting person disclaims beneficial ownership of any of these securities.

(6)
Consists of 3,019,734 shares of common stock held directly by Longitude Venture Partners II, L.P. (“LVPII”). Longitude Capital Partners II, LLC (“LCP II”) is the general partner of LVP II and may be deemed to have voting and investment power over the shares of the Company held by LVP II. Patrick G. Enright and Juliet Tammenoms Bakker are managing members of LCP II and may be deemed to share voting and investment power over the shares held by LVP II. David Hirsch, M.D., Ph.D. is a member of LCP II and may be deemed to share voting and investment power over the shares of the Company held by LVP II. LCP II and each of these individuals disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interest therein. The address of LCPII is 2740 Sand Hill Road, 2nd floor, Menlo Park, California 94025.

(7)
Consists of (a) 367,390 shares of common stock held by Gerrit Klaerner, Ph.D., (b) 25,323 shares of common stock held by the spouse of Dr. Klaerner, and (c) 1,620,351 shares of common stock issuable upon exercise of stock options held by Dr. Klaerner that are exercisable as of April 18, 2022 or will become exercisable within 60 days of such date, 1,408,226 of which have vested, or will vest, within 60 days of April 18, 2022, the remainder of which are eligible for early exercise as described in footnote (18) below. Excludes shares held by members of Dr. Klaerner’s family who do not live in the same household as Dr. Klaerner. Dr. Klaerner disclaims beneficial ownership of shares held by members of Dr. Klaerner’s family who do not live in the same household as Dr. Klaerner.

(8)
Consists of (a) 159,463 shares of common stock held by Robert J. Alpern, M.D., including 16,403 shares of common stock issuable upon vesting and settlement of restricted stock units that will vest within 60 days of April 18, 2022, and (b) 109,839 shares of common stock issuable upon exercise of stock options held by Dr. Alpern that are exercisable as of April 18, 2022 or will become exercisable within 60 days of such date.

(9)
Consists of (a) 27,584 shares of common stock held by David P. Bonita, M.D., including 16,403 shares of common stock issuable upon vesting and settlement of restricted stock units that will vest within 60 days of April 18, 2022, (b) 100,417 shares of common stock issuable upon exercise of stock options held by Dr. Bonita that are exercisable as of April 18, 2022 or will become exercisable within 60 days of such date and (c) 10,947,614 shares beneficially owned by OPI V as set forth in footnote (1). Dr. Bonita disclaims beneficial ownership of the shares listed in footnote (1), except to the extent of his proportionate pecuniary interest therein, if any. The business address for Dr. Bonita is c/o OrbiMed Advisors LLC, 601 Lexington Avenue, 54th Floor, New York, New York 10022.

(10)
Consists of (a) 99,012 shares of common stock held by Sandra I. Coufal, M.D., including 16,403 shares of common stock issuable upon vesting and settlement of restricted stock units that will vest within 60 days of April 18, 2022, (b) 4,860 shares held by the Coufal Irrevocable Trust, of which the spouse of Dr. Coufal is the sole trustee, and (c) 100,417 shares of common stock issuable upon exercise of stock options held by Dr. Coufal that are exercisable as of April 18, 2022 or will become exercisable within 60 days of such date. Dr. Coufal disclaims beneficial ownership of the shares held by the Coufal Irrevocable Trust, as to which Dr. Coufal does not exercise voting or dispositive power. The business address for Dr. Coufal is 18313 Calle La Serra, Rancho Santa Fe, California 92091-0119.

(11)
Consists of (a) 59,163 shares of common stock held by Kathryn Falberg, including 16,403 shares of common stock issuable upon vesting and settlement of restricted stock units that will vest within 60 days of April 18, 2022, and (b) 153,180 shares of common stock issuable upon exercise of stock options held by Ms. Falberg that are exercisable as of April 18, 2022 or will become exercisable within 60 days of such date.

(12)
Consists of 3,147,735 shares of common stock, including (a) 11,181 shares of common stock held by David Hirsch, M.D., Ph.D. and 16,403 shares of common stock issuable upon vesting and settlement of restricted stock units held by David Hirsch, M.D., Ph.D. that will vest within 60 days of April 18, 2022, (b) 100,417 shares of common stock issuable upon exercise of stock options held by David Hirsch, M.D., Ph.D. that are exercisable as of April 18, 2022 or will become exercisable within 60 days of such date, and (c) 3,019,734 shares of common stock beneficially owned by Longitude Venture Partners II, L.P. (“LVPII”), as set forth in footnote (6). Dr. Hirsch disclaims beneficial ownership of the shares listed in footnote (6), except to the extent of his pecuniary interest therein, if any. The business address for Dr. Hirsch is 2740 Sand Hill Road, 2nd floor, Menlo Park, California 94025.

(13)
Consists of (a) 7,713 shares of common stock held by Robert McKague, (b) 10,000 shares of common stock held by the Robert McKague Living Trust dated July 31, 2019, of which Mr. McKague is the sole trustee, and (c) 297,031 shares of common stock issuable upon exercise of stock options held by Mr. McKague that are exercisable as of April 18, 2022 or will become exercisable within 60 days of such date, 205,156 of which have vested, or will vest, within 60 days of April 18, 2022, the remainder of which are eligible for early exercise as described in footnote (18) below.

(14)
Consists of (a) 63,617 shares of common stock held by Geoffrey M. Parker, (b) 40,000 shares of common stock held by Equity Trust Company, Trustee of the Geoffrey M. Parker Roth IRA, (c) 55,000 shares of common stock held by Equity Trust Company, Trustee of the Geoffrey M. Parker Rollover IRA, (d) 261,667 shares of common stock held by the Geoffrey M. Parker and Jill Gofen Parker Rev. Trust dated 1/27/00, (e) 166,667 shares of common stock issuable upon exercise of warrants and (f) 598,734 shares of common stock issuable upon exercise of stock options held by Mr. Parker that are exercisable as of April 18, 2022 or will become exercisable within 60 days of such date, 523,109 of which have vested, or will vest, within 60 days of April 18, 2022, the remainder of which are eligible for early exercise as described in footnote (18) below.

(15)
Consists of (a) 3,465 shares of common stock held by Dawn Parsell, Ph.D. and (b) 535,154 shares of common stock issuable upon exercise of stock options held by Dr. Parsell that are exercisable as of April 18, 2022 or will become exercisable within 60 days of such date, 454,320 of which have vested, or will vest, within 60 days of April 18, 2022, the remainder of which are eligible for early exercise as described in footnote (18) below.

(16)
Consists of (a) 21,682 shares of common stock held by Wilhelm Stahl, Ph.D. and (b) 415,355 shares of common stock issuable upon exercise of stock options held by Dr. Stahl that are exercisable as of April 18, 2022 or will become exercisable within 60 days of such date, 386,605 of which have vested, or will vest, within 60 days of April 18, 2022, the remainder of which are eligible for early exercise as described in footnote (18) below.

(17)
Consists of (a) 27,584 shares of common stock held by Klaus Veitinger, M.D., Ph.D., M.B.A., including 16,403 shares of common stock issuable upon vesting and settlement of restricted stock units that will vest within 60 days of April 18, 2022, (b) 198,405 shares of common stock issuable upon exercise of stock options held by Dr. Veitinger that are exercisable as of April 18, 2022 or will become exercisable within 60 days of such date, the remainder of which are eligible for early exercise as described in footnote (18) below, (c) 51,444 shares of common stock held by the Sigrun R. Veitinger 2016 Irrevocable Trust, or the SRV Trust, for which a third-party serves as trustee, and (d) 51,444 shares of common stock held by Klaus R. Veitinger 2016 Children’s Trust, or the KRV Children’s Trust, for which a third-party serves as trustee. Dr. Veitinger disclaims beneficial ownership of the shares held by the SRV Trust and the KRV Children’s Trust, except to the extent of his proportionate pecuniary interest therein, if any.
(18)
Consists of (a) all shares of common stock held by our directors and executive officers and (b) all shares of common stock issuable upon exercise of stock options held by our directors and five current executive officers that are exercisable as of April 18, 2022 or will become exercisable within 60 days of such date, 3,740,091 of which have vested, or will vest, within 60 days of April 18, 2022, the remainder of which are unvested but may be exercised prior to vesting subject to a repurchase arrangement with us, as described further below. Twenty five percent (25%) of the shares issuable upon exercise of options granted to our executive officers vest on the first anniversary of the applicable vesting commencement date and in subsequent 1/48th increments each subsequent month thereafter, subject to continuous service as of each vesting date. One hundred percent (100%) of the shares issuable upon exercise of options and RSUs granted to our non-employee directors vest on earlier of the (i) one year anniversary of the grant date or (ii) the Company’s next regularly scheduled annual meeting of stockholders that occurs following the grant date, with the exception of certain awards previously granted to Dr. Veitinger that vest in accordance with the vesting schedule noted above for executive officers. Our directors and executive officers may elect to early exercise certain options at any time prior to vesting, provided that the shares issued upon exercise of the unvested options will be shares of restricted stock subject to our right to repurchase the shares, should the applicable director or executive officer cease to serve as a director or employee of us prior to the full vesting of such shares of restricted stock. In addition, vesting of an executive officer’s then outstanding and unvested option will accelerate upon termination of service in connection with a change in control, as provided in our executive severance benefit plan.

ADDITIONAL INFORMATION
Stockholder Proposals and Nominations
Pursuant to Rule 14a-8 under the Exchange Act, in order to be included in our proxy statement and form of proxy for the 2023 annual meeting of stockholders, stockholder proposals must be received at our principal executive offices, c/o Corporate Secretary, Tricida, Inc., 7000 Shoreline Court, Suite 201, South San Francisco, CA 94080, no later than December 27, 2022, and must comply with additional requirements established by the SEC. Pursuant to our amended and restated bylaws, a stockholder proposal of business submitted outside of the process established in Rule 14a-8 and nominations of directors must be received no earlier than February 15, 2023 and not later than March 17, 2023 and must otherwise comply with the requirements set forth in our amended and restated bylaws. In addition to satisfying the requirements of our amended and restated bylaws, to comply with the universal proxy rules once effective, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 16, 2023.
Other Matters
We know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by us on the proxy card will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.
BY ORDER OF THE BOARD OF DIRECTORS

Klaus Veitinger, M.D., Ph.D., M.B.A.
Chairman of the Board
Date: April 25, 2022

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. EDT on June 14, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TCDA2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. EDT on June 14, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D78359-P69701 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRICIDA, INC.

The Board of Directors recommends you vote FOR each director nominee:

	For All	Withhold All	For All Except
1. Election of Class I directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Dr. Sandra Coufal, M.D.
02) Dr. David Hirsch, M.D., Ph.D.

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Approval of, by a non-binding advisory vote, the Company's executive compensation.	☐	☐	☐
3. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022.	☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR each director nominee and FOR Proposals 2 and 3. If any other matters properly come before the meeting, the person(s) named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting, Proxy Statement, and 2021 Annual Report are available at www.proxyvote.com.

D78360-P69701

TRICIDA, INC.
ANNUAL MEETING OF STOCKHOLDERS
June 15, 2022
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Gerrit Klaerner and Geoffrey Parker, or either of them, as proxies, each with the power to appoint his substitute and authorizes them to represent and to vote, as designed on the reverse of this ballot, all of the shares of common stock of Tricida, Inc. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 7:30 AM PDT on June 15, 2022, virtually at www.virtualshareholdermeeting.com/TCDA2022, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS IN THEIR DISCRETION. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on reverse side